As filed with the Securities and Exchange Commission on December 19, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Emdeon Corporation
(Exact name of registrant as specified in its charter)

Delaware	94-3236644
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361
(201) 703-3400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles A. Mele, Esq.
Executive Vice President and General Counsel
Emdeon Corporation
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361
(201) 703-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Stephen T. Giove
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒
     If this form is a post-effective amendment to registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	price per	aggregate	Amount of
securities to be registered	registered	unit or share	offering price(1)	registration fee

3 1/8 Convertible Notes due 2025	$300,000,000	100%	$300,000,000	$32,100

Common Stock, $.0001 par value	(2)	(2)	(2)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)	Includes 19,273,393 shares of common stock issuable upon conversion of the notes at the rate of 64.2446 shares of common stock per $1,000 principal amount of the notes. Under Rule 416 under the Securities Act, the number of shares of common stock registered includes an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(3)	Under Rule 457(i), there is no additional filing fee payable with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

$300,000,000
Emdeon Corporation
3 1/8% Convertible Notes due 2025
and
Common Stock Issuable Upon Conversion of the Notes
      We issued $300,000,000 aggregate principal amount of our 3 1/8% convertible notes due 2025 in a private placement on August 30, 2005.
      The notes bear interest at the rate of 3 1/8% per year. Interest on the notes is payable on March 1 and September 1 of each year, beginning on March 1, 2006. In addition, we will pay contingent interest during the period from September 1, 2012 to February 28, 2013 and during any period from March 1 to August 31 and from September 1 to February 28 thereafter, if the average trading price of a note for the five trading days ending on the second trading day immediately preceding the first day of the applicable period equals 120% or more of the principal amount of the note. The amount of contingent interest payable per $1,000 principal amount of notes in respect of any such period will equal 0.25% per annum of the average trading price of the notes for the five trading days ending on the second trading day immediately preceding such period. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. The notes will mature on September 1, 2025.
      The selling security holders identified in this prospectus may offer from time to time up to $300,000,000 of the notes and shares of our common stock issuable upon conversion of the notes. If required, we will set forth the names of any other selling security holders in a prospectus supplement to this prospectus. We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling security holders. The notes and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, shares of our common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See “Plan of Distribution.”
      Before September 5, 2010, the notes are not subject to redemption. We may redeem the notes in whole or in part at any time on or after September 5, 2010, for cash, at specified redemption prices plus any accrued and unpaid interest to, but not including, the redemption date. Holders may require us to purchase for cash all or a portion of their notes on September 1, 2012, September 1, 2015 and September 1, 2020, for a price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to, but not including, the date of repurchase. Holders have the option, subject to certain conditions, to require us to repurchase any notes held by them in the event of a “change in control,” as described in this prospectus, at a price equal to 100% of the principal amount of notes plus accrued and unpaid interest to the date of repurchase in cash or, at our option, in shares of our common stock, or a combination thereof.
      As of the date of this prospectus, the notes are convertible at a conversion rate of 64.2446 shares of our common stock per $1,000 principal amount of notes. The conversion rate may be adjusted under certain circumstances, but will not be adjusted for accrued interest. In addition, if certain corporate transactions that constitute a change of control occur on or prior to September 1, 2012, we will increase the conversion rate in certain circumstances, unless the cash transaction constitutes a public acquirer change of control and we elect to modify the conversion rate to allow conversion into public acquirer common stock. Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. At any time on or prior to the 26th trading day prior to the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted with a combination of cash and shares of our common stock. For a more detailed description of the notes, see “Description of Notes” beginning on page 26.
      On December 16, 2005, the last reported sale price for our common stock on the Nasdaq National Market was $8.03 per share. Our common stock is listed on the Nasdaq National Market under the symbol “HLTH.”
      We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The notes originally issued in the private placement are eligible for trading in The Portalsm Market of the NASD. However, notes sold pursuant to this prospectus will no longer be eligible for trading in The Portalsm Market.
      Investing in the notes and the common stock involves risks. See “Risk Factors” beginning on page 9.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 19, 2005.

IMPORTANT NOTICE TO READERS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling security holders may, from time to time, offer notes or shares of our common stock owned by them. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” for more information.
      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.
      Unless otherwise indicated, in this prospectus, “Emdeon,” “we,” “us” and “our” refer to Emdeon Corporation and its subsidiaries.

i

PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in this prospectus. It is not complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information (including “Risk Factors” and financial information) appearing elsewhere in this prospectus, as well as in the documents incorporated by reference in this prospectus.
Business
      Emdeon Corporation is a Delaware corporation that was incorporated in December 1995 and commenced operations in January 1996 as Healtheon Corporation. We changed our name to Healtheon/ WebMD Corporation in November 1999 and to WebMD Corporation in September 2000. In October 2005, we changed our name to Emdeon Corporation. See “Recent Developments” below. Our common stock has traded on the Nasdaq National Market under the symbol “HLTH” since February 11, 1999.
      We are a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. We connect providers, payers, employers, physicians and consumers to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality. Our business is comprised of four segments:

•	Emdeon Business Services. We provide information-based revenue cycle management and clinical communication solutions that enable payers and providers to reduce administrative costs, accelerate cashflows and improve the delivery of care. We offer a full suite of products and services to automate key business functions for healthcare payers and providers, including: electronic transaction services; inbound and outbound document management solutions; payment services; internet and software-based client solutions; decision support and data warehousing solutions; and consulting services. Our provider customers include physicians, dentists, billing services, laboratories, pharmacies and hospitals. Our payer customers include commercial health insurance companies, managed care organizations, Medicare and Medicaid agencies, Blue Cross and Blue Shield organizations, and pharmacy benefit management companies. In addition, Emdeon Business Services works with numerous medical and dental practice management system vendors, hospital information system vendors and other service providers to provide integrated transaction processing between their systems and ours.

•	Emdeon Practice Services. We have been helping medical practices automate practice management and streamline clinical workflow for nearly 25 years. Our innovative practice management and electronic health records software solutions are used by large and small medical practices in all specialties to improve efficiency and enhance patient care. Our systems and services automate: scheduling, billing and other administrative tasks; and maintenance of electronic medical records and documentation of patient encounters. Emdeon Practice Services also provides integrated electronic transaction solutions and print-and-mail services powered by Emdeon Business Services.

•	WebMD Health. We are a leading provider of health information services to consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. Our public network of health portals enables consumers and physicians to readily access healthcare information relevant to their specific areas of interest and specialty. We provide a means for advertisers and sponsors to reach, educate and inform large target audiences of health-involved consumers and clinically active physicians. Our private portals provide a cost-effective platform for employers and health plans to provide their employees and plan members with access to personalized health and benefit information and decision support technology that helps them make more informed benefit, provider and treatment choices.

•	Porex. We develop, manufacture and distribute proprietary porous plastic products and components used in healthcare, industrial and consumer applications.

      Earlier this year, we formed a corporation now called WebMD Health Corp. (which we refer to in this prospectus as “WHC”) to conduct the business of our WebMD Health segment and to issue shares in an initial public offering. WHC’s Class A Common Stock began trading on the Nasdaq National Market under the ticker symbol “WBMD” on September 29, 2005. As of December 19, 2005, we own 48,100,000 shares of WHC Class B Common Stock, which represents approximately 85.8% of WHC’s outstanding common stock and we have approximately 96.7% of the combined voting power of WHC’s outstanding common stock.
Recent Developments
     Tender Offer
      On November 23, 2005, we commenced a tender offer whereby we offered to purchase for cash up to 60,000,000 shares of our common stock, par value $0.0001 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 23, 2005, and in the related Letter of Transmittal, copies of which have been filed with the Securities Exchange Commission and are available upon request from the Information Agent for the Offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022; 1-888-750-5834 (toll-free). We refer to the Offer to Purchase and the related Letter of Transmittal, as they each may be amended and supplemented from time to time, as the “Tender Offer Documents” and the transactions contemplated thereby as the “Tender Offer.”
      In the Tender Offer, we have invited our stockholders to tender their shares of common stock at a price of $8.20 per share, without interest. The number of shares proposed to be purchased in the tender offer represents approximately 17.4% of our currently outstanding shares. The tender offer is subject to certain conditions set forth in the Tender Offer Documents. We will purchase shares tendered by those stockholders owning fewer than 100 shares, without pro ration, and all other shares tendered will be purchased on a pro rata basis, subject to the conditional tender offer provisions described in the Tender Offer Documents. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the tender offer. The tender offer will expire at 12:00 midnight, New York City time, on Wednesday, December 21, 2005, unless we, in our sole discretion, extend the period of time during which the tender offer will remain open.
      We anticipate that we will pay for the shares tendered in the Tender Offer and all expenses applicable to the Tender Offer primarily from cash on hand (including proceeds from the sale of available-for-sale securities). As of September 30, 2005, we had approximately $832 million in cash and short and long-term marketable debt securities. We believe that our current financial resources, including debt capacity, will allow us to fund capital requirements for improving our operations, and to provide appropriate financial flexibility for general corporate purposes. However, our future liquidity and capital requirements will depend upon numerous factors, including the costs of developing or enhancing our products and services and the infrastructure we use to market and deliver them, the costs of any potential future acquisitions of complementary businesses or technologies and the costs of any additional repurchases of our common stock. We may need to raise additional funds for these purposes and or to take advantage of unanticipated opportunities. If required, we may raise such additional funds through public or private debt or equity financing, strategic relationships or other arrangements. There can be no assurance that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders.
      Under certain circumstances the conversion rate of the notes may be adjusted as a result of the tender offer. See paragraph (5) of “Description of Notes — Conversion Rate Adjustments” on page 36. As of the date of this prospectus, the notes are convertible at a conversion rate of 64.2446 shares of our common stock per $1,000 principal amount of notes.

     Name Change
      In October 2005, we changed our corporate name to Emdeon Corporation from WebMD Corporation. We had previously begun to use Emdeon in the names of two of our segments, Emdeon Business Services (formerly WebMD Business Services) and Emdeon Practice Service (formerly WebMD Practice Services), and as a brand for some of their products and services. Because the WebMD name had been more closely associated with our WebMD Health segment’s business and its Web sites than with our other businesses, our Board of Directors determined that WHC would, following its initial public offering, have the sole right to use the name WebMD and related trademarks. In this prospectus, we continue to use the name WebMD Health to refer to that reporting segment of our company.

The Offering

Issuer	Emdeon Corporation

Notes	We issued $300,000,000 aggregate principal amount of 3 1/8% convertible notes due 2025. Each note was issued at a price of $1,000 per note and has a principal amount at maturity of $1,000. The selling security holders identified in this prospectus may offer from time to time up to $300,000,000 of the notes and shares of our common stock issuable upon conversion of the notes.

Maturity Date	September 1, 2025, unless earlier converted, redeemed by us at our option, or repurchased by us at your option upon a change of control of Emdeon.

Interest Rate	3 1/8% per annum on the principal amount, payable semiannually in arrears in cash on March 1 and September 1 of each year, commencing March 1, 2006. The first interest payment will include interest from August 30, 2005, the date of original issuance.

Contingent Interest	We will pay contingent interest to the holders of the notes during the period from September 1, 2012 to February 28, 2013 and during any period from March 1 to August 31 and from September 1 to February 28 thereafter, if the average trading price of a note for the five trading days ending on the second trading day immediately preceding the first day of the applicable period equals 120% or more of the principal amount of the note. The amount of contingent interest payable per $1,000 principal amount of notes in respect of any such period will equal 0.25% per annum of the average trading price of the notes for the five trading days ending on the second trading day immediately preceding such period. We will pay contingent interest, if any, in the same manner as we will pay interest.

Conversion Rights	Holders may surrender their notes for conversion into our common stock at a conversion rate of 64.2446 shares of our common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $15.57 per share of our common stock. The conversion rate may be adjusted under certain circumstances, but will not be adjusted for accrued interest.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, in each case calculated as described under “Description of Notes — Conversion Rights — Settlement Upon Conversion.” At any time on or prior to the 26th trading day prior to the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted with a combination of cash and shares of our common stock, as described under “Description of Notes — Conversion Rights — Our Right to Irrevocably Elect Net Share Settlement Upon Conversion.” Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of Notes — Conversion Rights.”

In addition, subject to our rights described under “Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change of Control — Public Acquirer Change of Control,” if

you elect to convert your notes in connection with the occurrence of a make whole change of control that occurs on or prior to September 1, 2012, we will increase the applicable conversion rate for the notes such that you will be entitled to receive additional shares of common stock (or cash, or a combination of cash and shares of our common stock, if we so elect) upon conversion in some circumstances as described under “Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change of Control.”

Public acquirer change of control	In the case of a make whole change of control that is a “public acquirer change of control,” as defined under “Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change of Control,” we may, in lieu of adjusting the conversion rate as described in the preceding paragraph, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes into an adjusted number of shares of the public acquirer’s common stock.

Use of Proceeds	We will not receive any proceeds from the sale by any selling security holder of the notes or the shares of common stock issuable upon conversion of the notes.

Ranking	The notes are the unsubordinated unsecured obligations of Emdeon Corporation and will:

• be effectively junior to any future secured debt;

• rank equally in right of payment with any future senior indebtedness;

• rank senior to our 1.75% convertible subordinated notes due 2023; and

• be structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables, lease commitments and monies borrowed.

As of September 30, 2005, we and our subsidiaries had approximately $398.0 million of consolidated obligations that rank equally with or effectively senior to the notes. In addition, we have $350.0 million of convertible subordinated notes due 2023 outstanding, which are contractually subordinated to the notes. The indenture under which the notes were issued does not restrict our ability to incur additional indebtedness. See “Description of Notes — Ranking.”

Global Notes; Book-Entry System	We intend to issue the notes only in fully registered form without interest coupons and in denominations of $1,000 and integral multiples of $1,000. The notes will be evidenced by one or more global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of Notes — Form, Denomination, Transfer, Exchange and Book-Entry Procedures.”

Optional Redemption	We may not redeem the notes at our option prior to September 5, 2010. On or after September 5, 2010, we may, at our option, redeem the notes, in whole or in part, for cash at specified redemption prices, plus any accrued and unpaid interest to, but not including, the redemption date. See “Description of Notes — Redemption by Emdeon.”

Repurchase at the Option of the Holders	Holders may require us to purchase for cash all or a portion of their notes on September 1, 2012, September 1, 2015 and September 1, 2020, for a price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes — Repurchase at the Option of Holders.”

Repurchase Upon a Change in Control	Holders may require us to repurchase their notes upon a change in control in cash, or, at our option, in our common stock or a combination of cash and common stock, at 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the date of repurchase. If we pay the repurchase price in common stock, the common stock will be valued at 95% of the average sale price of our common stock for the five consecutive trading days ending on the third trading day prior to the repurchase date. See “Description of Notes — Repurchase Upon a Change in Control.”

Events of Default	The following will be events of default for the notes:

• default in the payment of the principal amount, redemption price or repurchase price of any note, including on a redemption or repurchase date, when such amount becomes due and payable;

• default in the payment of accrued and unpaid interest, if any (including liquidated damages), on the notes for 30 days;

• failure by us to provide notice of a change in control as required by the indenture;

• failure by us to comply with any of our other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

• default by us or by any “significant subsidiary” in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, or premium, if any, on indebtedness for money borrowed, other than non-recourse indebtedness, in the aggregate principal amount then outstanding of $30.0 million or more, or acceleration of any indebtedness for money borrowed in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded or such default is not cured within 30 business days after notice to us in accordance with the indenture; or

• certain events of bankruptcy, insolvency or reorganization affecting us or a significant subsidiary.

See “Description of Notes — Events of Default and Remedies.”

Nasdaq National Market Symbol for Common Stock	HLTH.

U.S. Federal Income Tax Considerations	The notes are debt instruments subject to the U.S. federal income tax contingent payment debt regulations, and we and each holder agreed in the indenture to treat the notes as such for U.S. federal income tax purposes. Pursuant to such treatment, the notes will be deemed to be issued with original issue discount for U.S. federal income tax purposes. Holders will accrue the original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the notes will have a significantly lower stated yield to maturity. We intend to compute and report, and pursuant to the terms of the indenture each holder agreed to compute, accruals of the original issue discount based upon a comparable yield of 6.8%, compounded semiannually.

In accordance with our application of the contingent payment debt tax regulations, you will also recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received, and your adjusted tax basis in the note. Any gain recognized by you generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in your gross income and, thereafter, capital loss. See “U.S. Federal Income Tax Considerations.”

Governing Law	The indenture and the notes are governed by the laws of the State of New York.

Risk Factors	See “Risk Factors” beginning on page 9 of this prospectus and the other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes and the common stock.
      For a more complete description of the terms of the notes, see “Description of Notes.” For a more complete description of the common stock, see “Description of Capital Stock.”

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated:

						Nine Months
						Ended
	Fiscal Years Ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

Ratio of Earnings to Fixed Charges	*	*	*	2.0	2.7	2.2	3.7

*	The earnings for the years ended December 31, 2002 through 2000 were inadequate to cover total fixed charges. The coverage deficiencies for the years ended December 31, 2002 through 2000 were (in thousands): $63,192, $6,665,780 and $3,082,114, respectively.
      In computing the ratio of earnings to fixed charges, earnings have been based on income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest, amortization of debt issuance costs and the portion of rental expense on operating leases attributable to interest.

RISK FACTORS
      This section describes or incorporates by reference descriptions of circumstances or events that could have a negative effect on our financial results or operations or that could change, for the worse, existing trends in some or all of our businesses. The occurrence of one or more of the circumstances or events that are described below or that are otherwise described in our filings that are incorporated by reference, could have a material adverse effect on our financial condition, results of operations and cash flows or on the trading prices of the common stock and convertible notes that we have issued. The risks and uncertainties described below or in our filings that are incorporated by reference, are not the only ones facing Emdeon. Additional risks and uncertainties that are not currently known to us or that we currently believe are immaterial may also adversely affect our business and operations. You should carefully consider all of the information contained or incorporated by reference in this prospectus before deciding whether to invest in the notes and the common stock and, in particular, the risks and uncertainties described below.
Risks Related to the Notes and our Common Stock

The notes are effectively subordinated to our secured indebtedness and are structurally subordinated to all indebtedness and other liabilities of our subsidiaries
      The notes are effectively junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing the indebtedness and are structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables, lease commitments and monies borrowed. The indenture governing the notes does not restrict the incurrence of secured indebtedness or other debt by us or our subsidiaries.
      A significant amount of our operations are conducted through subsidiaries. None of our subsidiaries have guaranteed or are otherwise obligated with respect to the notes and, as a result, the notes are structurally subordinated to all indebtedness and other obligations of our subsidiaries with respect to our subsidiaries’ assets. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all of our senior indebtedness has been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

We and our subsidiaries may still be able to incur substantially more debt that could increase our leverage and the risk to you of holding the notes
      The indenture, pursuant to which the notes are issued, does not limit the creation of additional indebtedness. We and our subsidiaries may be able to incur substantial additional debt in the future, some or all of which could be secured indebtedness. Your rights to receive payments under the notes will effectively be junior to the rights of holders of such future secured indebtedness to the extent of the value of the assets securing such indebtedness.
      Further, if new debt, in addition to the notes offered hereby, is added to our and our subsidiaries’ current debt levels, the risks to you of holding the notes may increase. For example, it could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the funds available to us for other purposes;

•	make us more vulnerable to economic downturns, limiting our ability to withstand competitive pressures and reducing our flexibility in responding to changing business and economic conditions; and

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.
      Holders of the notes are not afforded protection in the event of a highly leveraged transaction, except to the extent described below under “Description of Notes — Repurchase Upon a Change in Control” and “Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change of Control.” Any of the foregoing could adversely affect our business and our ability to service our debt, including the notes.

We may be unable to repay or repurchase the notes on the purchase date or upon a change in control
      Holders of the notes will have the right to require us to repurchase all or a portion of their notes on September 1, 2012, September 1, 2015 and September 1, 2020 or if a “change in control” (as defined in the indenture) occurs. See “Description of Notes — Repurchase at the Option of Holders” and “Description of Notes — Repurchase Upon a Change in Control” below. Although we have the right to repurchase the notes with our common stock, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Moreover, a change in control could cause an event of default under, or be prohibited or limited by, the terms of our other debt. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.

The make whole amount payable on notes converted in connection with certain changes of control may not adequately compensate you for the lost option time value of your notes as a result of such transaction
      If certain transactions that constitute a change of control occur, under certain circumstances, we will increase, for the time period described herein, the conversion rate for any conversions of notes in connection with such transaction. The number of additional shares will be determined based on the date on which the change of control becomes effective and the price paid per share of our common stock in the transaction constituting a change of control, as described below under “Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change in Control.” While the number of additional shares is designed to compensate you for the lost option time value of your notes as a result of such transaction, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the stock price of our common stock on the conversion date is less than $11.53 or greater than $100.00, the conversion rate will not be increased. Our obligation to deliver the additional shares upon a change of control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of equitable remedies.

There may be no public market for the notes, and purchasers of the notes may be unable to sell them for an extended period of time
      There is no established public trading market for the notes. The notes originally issued in the private placement are eligible for trading on The Portalsm Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The Portalsm Market. The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for the notes will develop or, if such market develops, how liquid it will be.
      If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If a market for the notes develops, any such market may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities. Depending on the price of our common stock, into which the notes are convertible, prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

The market price of our common stock may be volatile, and such volatility may adversely affect the market price of the notes
      The market price of our common stock may be volatile. Many factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, without limitation:

•	current events affecting the political, economic and social situation in the United States;

•	trends in our industry and the markets in which we operate;

•	announcements of new technologies, products and services or pricing policies by us or our competitors;

•	changes in financial estimates and recommendations by securities analysts;

•	developments in existing customer or strategic relationships;

•	actual or perceived changes in our business strategy;

•	developments in new or pending litigation and claims;

•	acquisitions and financings;

•	quarterly variations in operating results;

•	operating results being less than analysts’ estimates;

•	changes in the market conditions in the healthcare, information technology, Internet or plastic industries;

•	the operating and stock price performance of other companies that investors may deem comparable; and

•	purchases or sales of blocks of our common stock.
      Part of this volatility, however, may be attributable to the nature of the stock market, in which wide price swings are common. This volatility may adversely affect the market price of our common stock and the notes regardless of our operating performance. The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock
      We are not restricted from issuing additional common stock during the life of the notes. If we issue additional shares of common stock, the price of our common stock and, in turn, the price of the notes may be materially and adversely affected.

Before conversion, holders of the notes will not be entitled to any stockholder rights with respect to our common stock, but holders will be subject to all changes affecting our common stock.
      Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders will be subject to all changes affecting the common stock. A holder will only be entitled to rights with respect to the common stock if and when we deliver shares of common stock to the holder upon conversion of their notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, the holders of the notes will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Provisions in our charter documents and Delaware law may inhibit a takeover, which could adversely affect the value of our common stock
      Our certificate of incorporation and bylaws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management and Board of Directors that a holder of our common stock might consider favorable and may prevent you from receiving a takeover premium for your shares. These provisions include, for example, our classified board structure, and the authorization of our Board of Directors to issue preferred stock without a stockholder vote. In addition, our certificate of incorporation provides that a majority of the combined voting power of our outstanding capital stock stockholders may not act by written consent. These provisions apply even if the offer may be considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.
Other Risks
      As more fully described under “Incorporation by Reference” below, we are incorporating by reference in this prospectus information from other SEC filings we have made and will make. We include disclosure regarding risk factors applicable to our company and its businesses in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Affect Our Future Financial Condition or Results of Operations” or under other headings that contain the phrase “Risk Factors,” “Risks” or similar language.

FORWARD LOOKING STATEMENTS
      This prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be, forward-looking statements. For example, statements concerning projections, predictions, expectations, estimates or forecasts and statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of expressions such as “may,” “will,” “should,” “could,” “would,” “likely,” “predict,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases, as well as statements in the future tense.
      Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. The following important risks and uncertainties could affect future results, causing those results to differ materially from those expressed in our forward-looking statements:

•	the failure to achieve sufficient levels of customer utilization and market acceptance of new or updated products and services;

•	the inability to successfully deploy new or updated applications or services;

•	difficulties in forming and maintaining relationships with customers and strategic partners;

•	the anticipated benefits from acquisitions not being fully realized or not being realized within the expected time frames;

•	the inability to attract and retain qualified personnel;

•	general economic, business or regulatory conditions affecting the healthcare, information technology, Internet and plastic industries being less favorable than expected; and

•	the other risks and uncertainties described or incorporated by reference in this prospectus.
      These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results.
      The forward-looking statements included or incorporated by reference in this prospectus are made only as of the date of this prospectus. We expressly disclaim any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS
      We will receive no proceeds from the sale by any selling security holder of their notes or the shares of common stock issuable upon conversion of the notes.

SELLING SECURITY HOLDERS
      We originally issued the notes in a private placement in August 2005. The notes were resold by the initial purchaser of the notes in the United States to qualified institutional buyers under Rule 144A under the Securities Act. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.
      We have prepared the table below based on information given to us by those selling security holders who have supplied us with this information and we have not sought to verify this information. We will update this table if we receive more information from holders of the notes that have not yet provided us with their information. We will supplement this prospectus to include additional selling security holders upon request and upon provision of all required information to us. Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.
      Because the selling security holders may offer all or some portion of the notes and shares of common stock into which the notes are convertible listed below, we have assumed for purposes of this table that the selling security holders will sell all of the shares of common stock offered by this prospectus pursuant to this prospectus. Accordingly, we cannot estimate the amounts of notes or shares of common stock that will be held by the selling security holders following the consummation of any such sales.
      The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling security holder. The percentage of notes outstanding beneficially owned by each selling security holder is based on $300,000,000 aggregate principal amount of notes outstanding. The number of shares of common stock beneficially owned prior to the offering includes shares of common stock into which the notes may be convertible. The number of shares of common stock that may be offered is based on a conversion rate of 64.2446 shares of our common stock per $1,000 principal amount of notes. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.
      The following table sets forth information as of December 19, 2005 about the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.

	Principal
	Amount		Number of
	of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned that	Notes	that may be	Common Stock
Name of Selling Security Holder	may be Sold	Outstanding	Sold(1)	Outstanding(2)

Alabama Children’s Hospital Foundation(3)	$65,000	*	4,176	*
Allstate Insurance Company(4)	$3,000,000	1.0%	192,734	*
Aloha Airlines Non-Pilots Pension Trust(5)	$60,000	*	3,855	*
American Beacon Funds(6)	$300,000	*	19,273	*
Argent Classic Convertible Arbitrage Fund L.P.(7)	$600,000	*	38,547	*
Argent Classic Convertible Arbitrage Fund II, L.P.(8)	$160,000	*	10,279	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(9)	$3,940,000	1.3%	253,124	*
Argentum Multistrategy Fund Ltd. — Classic(10)	$10,000	*	642	*
Aristeia International Limited(11)	$13,860,000	4.6%	890,430	*
Aristeia Trading LLC(12)	$2,640,000	*	169,606	*

	Principal
	Amount		Number of
	of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned that	Notes	that may be	Common Stock
Name of Selling Security Holder	may be Sold	Outstanding	Sold(1)	Outstanding(2)

Arkansas PERS(13)	$1,750,000	*	112,428	*
AstraZenca Holdings Pension(14)	$320,000	*	20,558	*
Attorney’s Title Insurance Fund(15)	$170,000	*	10,922	*
Aventis Pension Master Trust(16)	$340,000	*	21,843	*
Bank of America Pension Plan (17)	$2,000,000	*	128,489	*
Barnet Partners Ltd.(18)	$5,000,000	1.7%	321,223	*
BNP Paribas Equity Strategies, SNC(19)	$939,000	*	60,326	*
Boilermakers Blacksmith Pension Trust (CA)(20)	$2,025,000	*	130,095	*
Boilermakers Blacksmith Pension Trust (IL)(21)	$2,400,000	*	154,187	*
BP Amoco PLC Master Trust(22)	$1,011,000	*	64,951	*
C&H Sugar Company, Inc.(23)	$80,000	*	5,140	*
Calamos Convertible Fund — Calamos Investment Trust(24)	$10,850,000	3.6%	697,054	*
Calamos Convertible and High Income Fund(25)	$10,500,000	3.5%	674,568	*
Calamos Convertible Opportunities and Income Fund(26)	$8,500,000	2.8%	546,079	*
Calamos High Yield Fund — Calamos Investment Trust(27)	$2,200,000	*	141,338	*
Calamos Strategic Total Return Fund(28)	$17,000,000	5.7%	1,092,158	*
The California Wellness Foundation(29)	$530,000	*	34,050	*
Cemex Pension Plan(30)	$155,000	*	9,958	*
Century Park Trust(31)	$1,000,000	*	64,245	*
CIBC World Markets(32)	$5,000,000	1.7%	321,223	*
Citigroup Global Markets (33)	$36,337,000	12.1%	2,334,456	*
City of Knoxville Pension System(34)	$255,000	*	16,382	*
The City of Southfield Fire & Police Retirement System(35)	$38,000	*	2,441	*
Clinton Multistrategy Master Fund, Ltd.(36)	$2,390,000	*	153,545	*
The Cockrell Foundation(37)	$85,000	*	5,461	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP(38)	$268,000	*	17,218	*
Delaware PERS(39)	$1,000,000	*	64,245	*
Delta Airlines Master Trust (CA)(40)	$450,000	*	28,910	*
Delta Airlines Master Trust (IL)(41)	$1,200,000	*	77,094	*
Delta Pilots Disability & Survivorship Trust(42)	$450,000	*	28,910	*
Dorinco Reinsurance Company(43)	$990,000	*	63,602	*
Dow Chemical Company Employees’ Retirement Plan(44)	$2,000,000	*	128,489	*
Duke Endowment(45)	$400,000	*	25,698	*

	Principal
	Amount		Number of
	of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned that	Notes	that may be	Common Stock
Name of Selling Security Holder	may be Sold	Outstanding	Sold(1)	Outstanding(2)

Empyrean Capital Fund, L.P.(46)	$2,627,100	*	168,777	*
Empyrean Capital Overseas Benefit Plan Fund, LTD(47)	$503,100	*	32,321	*
Empyrean Capital Overseas Fund, Ltd(48)	$4,369,800	1.5%	280,736	*
The Estate of James Campbell CH(49)	$116,000	*	7,452	*
The Estate of James Campbell EST 2(50)	$940,000	*	60,390	*
Froley Revy Convertible Arbitrage Offshore(51)	$500,000	*	32,122	*
The Fondren Foundation(52)	$80,000	*	5,140	*
Goldman Sachs & Co.(53)	$1,645,000	*	105,682	*
Grace Convertible Arbitrage Fund, Ltd.(54)	$3,000,000	1.0%	192,734	*
Hallmark Convertible Securities Fund(55)	$100,000	*	6,424	*
HFR CA Select Fund(56)	$1,250,000	*	80,306	*
Hotel Union & Hotel Industry of Hawaii Pension Plan(57)	$155,000	*	9,958	*
ICI American Holdings Trust(58)	$385,000	*	24,734	*
Institutional Benchmark Series (Master Feeder), Ltd.(59)	$2,750,000	*	176,673	*
JMG Capital Partners, LP(60)	$21,750,000	7.3%	1,397,320	*
JMG Triton Offshore Fund, Ltd.(61)	$21,750,000	7.3%	1,397,320	*
Kettering Medical Center Funded Depreciation Account(62)	$120,000	*	7,709	*
Knoxville Utilities Board Retirement System(63)	$150,000	*	9,637	*
Louisiana CCRF(64)	$200,000	*	12,849	*
Louisiana Workers’ Compensation Corporation(65)	$450,000	*	28,910	*
Lyxor/ Convertible Arbitrage Fund Limited(66)	$86,000	*	5,525	*
Macomb County Employees’ Retirement System(67)	$350,000	*	22,486	*
Mohican VCA Master Fund, Ltd.(68)	$3,000,000	1.0%	192,734	*
MSS Convertible Arbitrage(69)	$26,000	*	1,670	*
Municipal Employees Benefit Trust(70)	$415,000	*	26,662	*
Nomura Securities International(71)	$10,000,000	3.3%	642,446	*
Nuveen Preferred & Convertible Income Fund JPC(72)	$6,600,000	2.2%	424,014	*
Nuveen Preferred & Convertible Fund JQC(73)	$9,000,000	3.0%	578,201	*
Oakwood Assurance Company Ltd.(74)	$50,000	*	3,212	*
Oakwood Healthcare Inc. Endowment/A & D(75)	$10,000	*	642	*
Oakwood Healthcare Inc. Funded Depreciation(76)	$110,000	*	7,067	*

	Principal
	Amount		Number of
	of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned that	Notes	that may be	Common Stock
Name of Selling Security Holder	may be Sold	Outstanding	Sold(1)	Outstanding(2)

Oakwood Healthcare Inc. — OHP(77)	$13,000	*	835	*
Oakwood Healthcare Inc. Pension(78)	$200,000	*	12,849	*
OCLC Online Computer Library Center Inc.(79)	$55,000	*	3,533	*
Peoples Benefit Life Insurance Company Teamsters(80)	$10,000,000	3.3%	642,446	*
Port Authority of Allegheny County Consolidated Trust Fund(81)	$60,000	*	3,855	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union (82)	$700,000	*	44,971	*
Prisma Foundation(83)	$100,000	*	6,424	*
Prudential Insurance Company of America(84)	$100,000	*	6,424	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(85)	$11,500,000	3.8%	738,813	*
Redbourn Partners Ltd.(86)	$4,500,000	1.5%	289,101	*
Retail Clerks Pension Trust #1(87)	$1,000,000	*	64,245	*
San Diego County Employees Retirement Association(88)	$2,500,000	*	160,612	*
SCI Endowment Care Common Trust Fund — National Fiduciary Services(89)	$190,000	*	12,206	*
SCI Endowment Care Common Trust Fund — Suntrust Bank(90)	$75,000	*	4,818	*
SCI Endowment Care Common Trust Fund — Wachovia Bank, N.A.(91)	$45,000	*	2,891	*
SG Americas Securities, LLC(92)	$2,415,000	*	155,151	*
Singlehedge US Convertible Arbitrage Fund(93)	$84,000	*	5,397	*
Southern Farm Bureau Life Insurance(94)	$750,000	*	48,183	*
Sphinx Convertible Arb Fund SPC(95)	$690,000	*	44,329	*
Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio(96)	$610,000	*	39,189	*
Sphinx Fund(97)	$155,000	*	9,958	*
SPT(98)	$2,260,000	*	145,193	*
State of Oregon/ Equity(99)	$5,000,000	1.7%	321,223
Sturgeon Limited(100)	$123,000	*	7,902	*
Syngenta AG(101)	$280,000	*	17,988	*
TQA Master Fund(102)	$910,000	*	58,463	*
TQA Master Plus Fund(103)	$1,606,000	*	103,177	*
Union Carbide Retirement Account(104)	$1,175,000	*	75,487	*

	Principal
	Amount			Number of
	of Notes			Shares of
	Beneficially		Percentage of	Common Stock		Percentage of
	Owned that		Notes	that may be		Common Stock
Name of Selling Security Holder	may be Sold		Outstanding	Sold(1)		Outstanding(2)

United Food and Commercial Workers Local 1262 and Employers Pension Fund(105)	$350,000		*	22,486		*
Univar USA Inc. Retirement Plan(106)	$445,000		*	28,589		*
Viacom Inc. Pension Plan Master Trust(107)	$50,000		*	3,212		*
Vicis Capital Master Fund(108)	$12,000,000		4.0%	770,935		*
Xavex Convertible Arbitrage 10 Fund(109)	$290,000		*	18,631		*
Yield Strategies Fund I, L.P.(110)	$1,000,000		*	64,245		*
Zurich Institutional Benchmark Master Fund(111)	$188,000		*	12,078		*
Zazove Convertible Arbitrage Fund, L.P.(112)	$7,500,000		2.5%	481,835		*
Zazove Hedged Convertible Fund, L.P.(113)	$3,750,000		1.3%	240,917		*

Total	$300,000,000	**	100%**	19,273,393	**	5.3%	**

*	Less than 1%.

**	The maximum principal amount of notes and underlying shares of common stock that may be sold by selling securityholders pursuant to the prospectus forming part of this registration statement, as declared effective by the Securities and Exchange Commission under the Securities Act, may not exceed $300,000,000 and 19,273,393 shares of common stock issuable upon conversion thereof. The sum of the principal amount of securities beneficially owned by selling securityholders that have been included in this registration statement relating to the notes and underlying common stock may actually be more than $300,000,000 because certain of the selling securityholders may have transferred their notes or common stock in transactions exempt from the registration requirements of the Securities Act, or otherwise reduced their position prior to selling pursuant to this prospectus, and as a result, we have received beneficial ownership information from additional selling securityholders with respect to the same notes or shares of common stock.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 64.2446 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on 345,005,627 shares of the common stock outstanding as of December 9, 2005. In calculating these percentages for each holder of notes, we also treated as outstanding that number of shares of common stock issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(3)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Alabama Children’s Hospital Foundation.

(4)	Allstate Insurance Company is owned by The Allstate Corporation, which is a publicly held entity. Allstate Investments LLC is the investment manager for Allstate Insurance Company, and has the power to direct the voting and disposition of securities held by Allstate Insurance Company. Allstate Insurance Company is an affiliate of a registered broker-dealer.

(5)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Aloha Airlines Non-Pilots Pension Trust.

(6)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by American Beacon Funds.

(7)	Argent Management Company, LLC has the power to direct the voting and disposition of securities held by Argent Classic Convertible Arbitrage Fund L.P. Mr. Nathanial Brown and Mr. Robert Richardson are managing members of Argent Management, LLC.

(8)	Argent Management Company, LLC has the power to direct the voting and disposition of securities held by Argent Classic Convertible Arbitrage Fund II L.P. Mr. Nathanial Brown and Mr. Robert Richardson are managing members of Argent Management, LLC.

(9)	Argent Financial Group (Bermuda) Ltd. has the power to direct the voting and disposition of securities held by Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. Mr. Henry J. Cox is a director of Argent Financial Group (Bermuda) Ltd.

(10)	Argent Financial Group (Bermuda) Ltd. has the power to direct the voting and disposition of securities held by Argentum Multistrategy Fund Ltd — Classic. Mr. Henry J. Cox is a director of Argent Financial Group (Bermuda) Ltd.

(11)	Aristeia Capital LLC, the investment manager for Aristeia International Limited, has the power to direct the voting and disposition of securities held by Aristeia International Limited. Aristeia Capital LLC is jointly owned by Mr. Robert H. Lynch, Mr. Kevin Toner and Mr. Anthony Frascella.

(12)	Aristeia Advisors LLC, the investment manager for Aristeia Trading LLC, has the power to direct the voting and disposition of securities held by Aristeia Trading LLC. Aristeia Advisors LLC is jointly owned by Mr. Robert H. Lynch, Mr. Kevin Toner and Mr. Anthony Frascella.

(13)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Arkansas PERS.

(14)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by AstraZenca Holdings Pension.

(15)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Attorney’s Title Insurance Fund.

(16)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Aventis Pension Master Trust.

(17)	Camden Asset Management has the power to direct the voting and disposition of securities held by Bank of America Pension Plan. Mr. Alex Lach is the portfolio manager of Bank of America Pension Plan.

(18)	Camden Asset Management has the power to direct the voting and disposition of securities held by Barnet Partners Ltd. Mr. Alex Lach is the portfolio manager of Barnet Partners Ltd.

(19)	CooperNeff Advisors Inc. has the power to direct the voting and disposition of securities held by BNP Paribas Equity Strategies, SNC. Mr. Christian Menestrier is the Chief Executive Officer of CooperNeff Advisors Inc. BNP Paribas Equity Strategies, SNC is an affiliate of BNP Paribas Securities Corp., which is a registered broker-dealer.

(20)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Boilermakers Blacksmith Pension Trust (CA).

(21)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Boilermakers Blacksmith Pension Trust (IL).

(22)	SSI Investment Management has the power to direct the voting and disposition of securities held by BP Amoco PLC Master Trust. SSI Investment Management is controlled by Mr. John Gott Furcht, Mr. George Douglas and Mrs. Amy Jo Gott Furcht.

(23)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by C&H Sugar Company, Inc.

(24)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Calamos Convertible Fund — Calamos Investment Trust.

(25)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Calamos Convertible and High Income Fund.

(26)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Calamos Convertible Opportunities and Income Fund.

(27)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Calamos High Yield Fund — Calamos Investment Trust.

(28)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Calamos Strategic Total Return Fund.

(29)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by The California Wellness Foundation.

(30)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by CEMEX Pension Plan.

(31)	Camden Asset Management has the power to direct the voting and disposition of securities held by Century Park Trust. Mr. Alex Lach is the portfolio manager of Century Park Trust.

(32)	CIBC World Markets, a registered broker-dealer, is a publicly held entity.

(33)	Citigroup Global Markets Inc. is a wholly owned subsidiary of Citigroup Inc., which is a publicly held entity. Citigroup Global Markets Inc. is a registered broker-dealer and acted as the sole bookrunner in connection with the private placement of the securities.

(34)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by the City of Knoxville Pension System.

(35)	SSI Investment Management has the power to direct the voting and disposition of securities held by The City of Southfield Fire & Police Retirement System. SSI Investment Management is controlled by Mr. John Gott Furcht, Mr. George Douglas and Mrs. Amy Jo Gott Furcht.

(36)	Mr. Michael Vacca of the Clinton Group Inc. has the power to direct the voting and disposition of securities held by the Clinton Multistrategy Master Fund, Ltd.

(37)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by The Cockrell Foundation.

(38)	CooperNeff Advisors Inc. has the power to direct the voting and disposition of securities held by CooperNeff Convertible Strategies (Cayman) Master Fund, LP. Mr. Christian Menestrier is the Chief Executive Officer of CooperNeff Advisors Inc.

(39)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Delaware PERS.

(40)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Delta Airlines Master Trust (CA).

(41)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Delta Airlines Master Trust (IL).

(42)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Delta Pilots Disability and Survivorship Trust.

(43)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Dorinco Reinsurance Company.

(44)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by The Dow Chemical Company Employees’ Retirement Plan.

(45)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Duke Endowment.

(46)	Empyrean Associates, LLC has the power to direct the voting and disposition of securities held by Empyrean Capital Fund, LP. The managing members of Empyrean Associates, LLC are Tian Xue, Scott Imbach, Amos Meron and Michael Price.

(47)	Empyrean Associates, LLC has the power to direct the voting and disposition of securities held by Empyrean Capital Overseas Benefit Plan Fund, LTD. The managing members of Empyrean Associates, LLC are Tian Xue, Scott Imbach, Amos Meron and Michael Price.

(48)	Empyrean Associates, LLC has the power to direct the voting and disposition of securities held by Empyrean Capital Overseas Fund, LTD. The managing members of Empyrean Associates, LLC are Tian Xue, Scott Imbach, Amos Meron and Michael Price.

(49)	SSI Investment Management has the power to direct the voting and disposition of securities held by The Estate of James Campbell CH. SSI Investment Management is controlled by Mr. John Gott Furcht, Mr. George Douglas and Mrs. Amy Jo Gott Furcht.

(50)	SSI Investment Management has the power to direct the voting and disposition of securities held by The Estate of James Campbell EST2. SSI Investment Management is controlled by Mr. John Gott Furcht, Mr. George Douglas and Mrs. Amy Jo Gott Furcht.

(51)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Froley Revy Convertible Arbitrage Offshore.

(52)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by The Frondren Foundation.

(53)	Goldman Sachs & Co., a registered broker-dealer, is a publicly held entity.

(54)	Grace Brothers Management, LLC has the power to direct the voting and disposition of securities held by Grace Convertible Arbitrage Fund, Ltd. Bradford Whitmore and Michael Brailov are managing members of Grace Brothers Management, LLC.

(55)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Hallmark Convertible Securities Fund.

(56)	Mr. Gene T. Pretti, of Zazove Associates, LLC, has the power to direct the voting and disposition of securities held by HFR CA Select Fund.

(57)	SSI Investment Management has the power to direct the voting and disposition of securities held by the Hotel Union & Hotel Industry of Hawaii Pension Plan. SSI Investment Management is controlled by Mr. John Gott Furcht, Mr. George Douglas and Mrs. Amy Jo Gott Furcht.

(58)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by ICI American Holdings Trust.

(59)	Mr. Gene T. Pretti, of Zazove Associates, LLC, has the power to direct the voting and disposition of securities held by Institutional Benchmark Series (Master Feeder), Ltd.

(60)	JMG Capital Management, LLC has the power to direct the voting and disposition of securities held by JMG Capital Partners, L.P. JMG Capital Management, LLC is indirectly controlled by Mr. Jonathan M. Glaser.

(61)	Pacific Assets Management LLC has the power to direct the voting and disposition of securities held by JMG Triton Offshore Fund, Ltd. Pacific Assets Management LLC is indirectly Mr. Roger Richter, Mr. Jonathan M. Glaser and Daniel A. David.

(62)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Kettering Medical Center Funded Depreciation Account.

(63)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by the Knoxville Utilities Board Retirement System.

(64)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Louisiana CCRF.

(65)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by the Louisiana Workers’ Compensation Corporation.

(66)	CooperNeff Advisors Inc., has the power to direct the voting and disposition of securities held by Lyxor/ Convertible Arbitrage Fund Limited. Mr. Christian Menestrier is the Chief Executive Officer of CooperNeff Advisors Inc.

(67)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by the Macomb County Employees’ Retirement System.

(68)	Mr. Eric C. Hage and Mr. Daniel C. Hage have the power to direct the voting and disposition of securities held by Mohican VCA Master Fund, Ltd.

(69)	TQA Investors, LLC has the power to direct the voting and disposition of securities held by MSS Convertible Arbitrage. The principals of TQA Investors, LLC are Mr. Robert Butman, Mr. George Esser, Mr. John Idone, Mr. Paul Bucci and Mr. Bartholomew Tesoriero.

(70)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by the Municipal Employees Benefit Trust.

(71)	Nomura Securities International is a wholly owned subsidiary of Nomura Holdings Inc., which is a publicly held entity.

(72)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Nuveen Preferred & Convertible Income Fund JPC.

(73)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Nuveen Preferred & Convertible Fund JQC.

(74)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Oakwood Assurance Company Ltd.

(75)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Oakwood Healthcare Inc. Endowment/ A & D.

(76)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Oakwood Healthcare Inc. Funded Depreciation.

(77)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Oakwood Healthcare Inc. — OHP.

(78)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Oakwood Healthcare Inc. Pension.

(79)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by OCLC Online Computer Library Center Inc.

(80)	Camden Asset Management has the power to direct the voting and disposition of securities held by the Peoples Benefit Life Insurance Company Teamsters. Mr. Alex Lach is the portfolio manager of the Peoples Benefit Life Insurance Company Teamsters.

(81)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by the Port Authority of Allegheny County Consolidated Trust Fund.

(82)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by the Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union.

(83)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Prisma Foundation.

(84)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Prudential Insurance Company of America.

(85)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Mr. Steve Katznelson and Mr. Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(86)	Camden Asset Management has the power to direct the voting and disposition of securities held by Redbourn Partners Ltd. Mr. Alex Lach is the portfolio manager of Redbourn Partners Ltd.

(87)	Camden Asset Management has the power to direct the voting and disposition of securities held by Retail Clerks Pension Trust #1. Mr. Alex Lach is the portfolio manager of Retail Clerks Pension Trust #1.

(88)	Mr. Gene T. Pretti, of Zazove Associates, LLC, has the power to direct the voting and disposition of securities held by the San Diego Employees Retirement Association.

(89)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by SCI Endowment Care Common Trust Fund — National Fiduciary Services.

(90)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by SCI Endowment Care Common Trust Fund — Suntrust Bank.

(91)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by SCI Endowment Care Common Trust Fund — Wachovia Bank, N.A.

(92)	S.G. Americas Securities, LLC, a registered broker-dealer, is a publicly held entity.

(93)	CooperNeff Advisors Inc., has the power to direct the voting and disposition of securities held by Singlehedge US Convertible Arbitrage Fund. Mr. Christian Menestrier is the Chief Executive Officer of CooperNeff Advisors Inc.

(94)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Southern Farm Bureau Life Insurance.

(95)	SSI Investment Management has the power to direct the voting and disposition of securities held by Sphinx Convertible Arb Fund SPC. SSI Investment Management is controlled by Mr. John Gott Furcht, Mr. George Douglas and Mrs. Amy Jo Gott Furcht.

(96)	Mr. Michael Vacca of the Clinton Group Inc. has the power to direct the voting and disposition of securities held by Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio.

(97)	TQA Investors, LLC has the power to direct the voting and disposition of securities held by Sphinx Fund. The principals of TQA Investors, LLC are Mr. Robert Butman, Mr. George Esser, Mr. John Idone, Mr. Paul Bucci and Mr. Bartholomew Tesoriero.

(98)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by SPT.

(99)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by the State of Oregon/ Equity.

(100)	CooperNeff Advisors Inc. has the power to direct the voting and disposition of securities held by Sturgeon Limited. Mr. Christian Menestrier is the Chief Executive Officer of CooperNeff Advisors Inc.

(101)	Ms. Ann Houlihan C.C.O., of Froley Revy Investment Co., Inc., has the power to direct the voting and disposition of securities held by Syngenta AG.

(102)	TQA Investors, LLC has the power to direct the voting and disposition of securities held by TQA Master Fund. The principals of TQA Investors, LLC are Mr. Robert Butman, Mr. George Esser, Mr. John Idone, Mr. Paul Bucci and Mr. Bartholomew Tesoriero.

(103)	TQA Investors, LLC has the power to direct the voting and disposition of securities held by TQA Master Plus Fund. The principals of TQA Investors, LLC are Mr. Robert Butman, Mr. George Esser, Mr. John Idone, Mr. Paul Bucci and Mr. Bartholomew Tesoriero.

(104)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by the Union Carbide Retirement Account.

(105)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by the United Food and Commercial Workers Local 1262 and Employers Pension Fund.

(106)	Mr. Nick Calamos has the power to direct the voting and disposition of securities held by Univar USA Inc. Retirement Plan.

(107)	SSI Investment Management has the power to direct the voting and disposition of securities held by Viacom Inc. Pension Plan Master Trust. SSI Investment Management is controlled by Mr. John Gott Furcht, Mr. George Douglas and Mrs. Amy Jo Gott Furcht.

(108)	Vicis Capital LLC is the investment manager for Vicis Capital Master Fund and as the power to direct the voting and disposition of securities held by Vicis Capital Master Fund. John Succo, Sky Lucas and Shad Stastney control Vicis Capital LLC, but disclaim beneficial ownership of the securities.

(109)	Argent Management Company, LLC has the power to direct the voting and disposition of securities held by Xavex Convertible Arbitrage 10 Fund. Mr. Nathanial Brown and Mr. Robert Richardson are managing members of Argent Management, LLC.

(110)	Camden Asset Management has the power to direct the voting and disposition of securities held by Yield Strategy Fund I, L.P. Mr. Alex Lach is the portfolio manager of the Yield Strategy Fund I, L.P.

(111)	TQA Investors, LLC has the power to direct the voting and disposition of securities held by Zurich Institutional Benchmark Master Fund. The principals of TQA Investors, LLC are Mr. Robert Butman, Mr. George Esser, Mr. John Idone, Mr. Paul Bucci and Mr. Bartholomew Tesoriero.

(112)	Mr. Gene T. Pretti, of Zazove Associates, LLC, has the power to direct the voting and disposition of securities held by Zazove Convertible Arbitrage Fund, L.P.

(113)	Mr. Gene T. Pretti, of Zazove Associates, LLC, has the power to direct the voting and disposition of securities held by Zazove Hedged Convertible Fund, L.P.
      To the extent that any of the selling security holders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.
      With respect to selling security holders that are affiliates of broker-dealers, we believe that such entities acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling security holders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement or a prospectus supplement to this prospectus, to designate such affiliate as an “underwriter” within the meaning of the Securities Act.
      We prepared this table based on the information supplied to us by the selling security holders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling security holder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information is presented in the above table.
      Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See “Plan of Distribution.”
      Only selling security holders identified above who beneficially own the notes set forth opposite each such selling security holder’s name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes or the underlying common stock by any holder not identified above, this prospectus will be supplemented by a prospectus supplement to set forth the name and aggregate amount of notes beneficially owned by the selling security holder intending to sell such notes or the underlying common stock and the aggregate amount of notes or the number of shares of the underlying common stock to be offered. The prospectus supplement will also disclose whether any selling security holder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement if such information has not been disclosed herein.

DESCRIPTION OF NOTES
      We issued $300.0 million aggregate principal amount of notes in a private placement on August 30, 2005. The notes were issued under an indenture, dated as of August 30, 2005, between us and The Bank of New York, as trustee. In this prospectus, we refer to this indenture as the “indenture.” The following statements are subject to the detailed provisions of the indenture and are qualified in their entirety by reference to the indenture. Copies of the indenture are available for inspection at the office of the trustee and may also be obtained from us upon request. Particular provisions of the indenture that are referred to in this prospectus are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by the reference. For purposes of this summary, the terms “Emdeon,” “we,” “us” and “our” refer only to Emdeon Corporation and not to any of our subsidiaries.
General
      The notes are our general, unsecured obligations. The notes are limited to $300.0 million aggregate principal amount. The notes will mature on September 1, 2025, unless earlier redeemed at our option as described under “— Redemption by Emdeon,” repurchased by us at a holder’s option on certain dates as described under “— Repurchase at the Option of Holders” or repurchased by us at a holder’s option upon a change in control of Emdeon as described under “— Repurchase Upon a Change in Control.” The notes are convertible into shares of our common stock as described under “— Conversion Rights.”
      The notes bear interest at the rate of 3 1/8% per annum from the date of original issuance. We will pay interest on the notes on March 1 and September 1 of each year, commencing on March 1, 2006. We will pay interest in cash to the persons in whose name the note is registered at the close of business on February 15 or August 15, whether or not a business day, immediately preceding the relevant interest payment date. We also will pay contingent interest on the notes in the circumstances described under “— Contingent Interest” below. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months.
      The indenture does not contain any financial covenants or any restrictions on the payment of dividends or the incurrence of debt or on the repurchase of our securities. The indenture does not require us to maintain any sinking fund or other reserves for repayment of the notes.
      The notes are not subject to defeasance or covenant defeasance.
      Under the terms of the indenture, we and each holder of the notes agreed to treat the notes for U.S. federal income tax purposes as debt subject to the contingent payment debt regulations and to accrue interest on the notes at our “comparable yield.” For a discussion of the tax consequences of an investment in the notes, see “U.S. Federal Income Tax Considerations.”
Ranking
      The notes are:

•	our unsubordinated unsecured obligations;

•	effectively junior to future secured debt;

•	equal in ranking (“pari passu”) with any future senior debt; and

•	senior in right of payment to all our existing and future subordinated debt, including our 1.75% Convertible Subordinated Notes due 2023.
      As of September 30, 2005, we and our subsidiaries had approximately $398.0 million of consolidated obligations that rank equally with or effectively senior to the notes. In addition, we have $350.0 million of convertible subordinated notes due 2023 outstanding, which are contractually subordinated to the notes. The indenture under which the notes were issued does not restrict our ability to incur additional indebtedness.

      We only have a stockholder’s claim on the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against those subsidiaries. Holders of the notes will only be creditors of Emdeon, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.
      Our subsidiaries do not have any indebtedness; however, they have other liabilities, including trade payables and contingent liabilities, that may be significant. The indenture does not contain any limitations on the amount of additional debt that we and our subsidiaries may incur, and the amounts of this debt could be substantial. In addition, this debt may be debt of our subsidiaries, in which case this debt would be effectively senior in right of payment to the notes.
      The notes are obligations exclusively of Emdeon. Substantially all of our operations are conducted through subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our subsidiaries to pay dividends and make loans and advances to us.
Contingent Interest
      We will pay contingent interest to holders of the notes during the period from September 1, 2012 to February 28, 2013 and during any period from March 1 to August 31 and from September 1 to February 28 thereafter, if the average trading price of a note (as defined below) for the five trading days ending on the second trading day immediately preceding the first day of the applicable period equals 120% or more of the principal amount of the note.
      The amount of contingent interest payable per $1,000 principal amount of notes in respect of any such period will equal 0.25% per annum of the average trading price of the notes for the five trading days ending on the second trading day immediately preceding such period.
      We will pay contingent interest, if any, in the same manner as we will pay interest described below under “— General” and your obligations in respect of the payment of contingent interest in connection with the conversion of any notes will also be the same as described below under “— Conversion Rights — Conversion Procedures.” Upon determination that holders of the notes will be entitled to receive contingent interest, which may become payable during a relevant period, on or prior to the start of such period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases. Under the indenture, we and each holder of the notes agreed, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to U.S. Treasury regulations governing contingent payment debt instruments.
      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer, or in the our reasonable judgment the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the applicable conversion rate of the notes multiplied by (b) the closing sale price (as defined under “— Conversion Rights — Conversion Procedures”) of our common stock on such determination date.
      The Bank of New York, as trustee, will determine the trading price.

Conversion Rights
      Holders may convert their notes into our common stock initially at a conversion rate of 64.2446 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $15.57 per share). As described below under “— Settlement Upon Conversion,” upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. In addition, at any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted with a combination of cash and shares of our common stock, as described under “— Settlement Upon Conversion — Our Right to Irrevocably Elect Net Share Settlement Upon Conversion.” The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the “conversion rate” and the “conversion price,” respectively, and will be subject to adjustment as described below.

Conversion Procedures
      You may convert all or part of any note by delivering the note at the corporate trust office of the trustee, The Bank of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The “conversion date” will be the date on which the note and the duly signed and completed conversion notice are so delivered.
      Subject to our right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under “— Settlement Upon Conversion,” as promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with a cash payment in lieu of any fraction of a share. The certificate(s) will then be sent by the trustee to the conversion agent for delivery to the holder of the note being converted. Any shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable.
      If a note has been called for redemption, holders will be entitled to convert such note from the date of notice of the redemption until the close of business on the second business day immediately preceding the date of redemption. If a holder has already delivered a repurchase notice, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.
      If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next succeeding interest payment date. Accordingly, any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between and including the regular record date and the next succeeding interest payment date.
      No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares of common stock upon conversion. Instead, we will pay cash in lieu of fractional shares of common stock. Delivery of our common stock (or cash or a combination of cash and shares of common stock, if we so elect) will be deemed to satisfy our obligation to pay all amounts owed on the notes, including accrued interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for the accrued interest. For a summary of the U.S. federal income tax considerations relating to conversion of a note, see “U.S. Federal Income Tax Considerations.”
      The “closing sale price” of our common stock or any other security on any date means the last reported per share sale price (or, if no last sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported on The Nasdaq National Market, or if our common stock or such other security is not quoted on The Nasdaq National Market, as reported by the principal U.S. exchange or quotation system on which our common stock or such other security is then listed or quoted. In the absence of such quotations, our board of directors will make a good faith determination of the closing sale price.
      We have initially appointed the trustee as conversion agent. We may terminate the appointment of any conversion agent or appoint additional or other conversion agents. However, so long as the notes remain outstanding, we will maintain an office or agency in the Borough of Manhattan in New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any conversion agent will act will be given in accordance with “— Notices” below.
      You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

Settlement Upon Conversion
      Except to the extent we have irrevocably elected net share settlement upon conversion of the notes (as described below), in lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of notes, we may elect to deliver cash or a combination of cash and shares of our common stock.
      Except to the extent we have irrevocably elected net share settlement upon conversion, we will inform the holders through the trustee of the method we choose to satisfy our obligation upon conversion no later than the second trading day immediately following the related conversion date. We may, in lieu of sending individual notices of our election, send one notice to all holders of the method we choose to satisfy our conversion obligation for conversions following our notice of redemption of the notes or on or following the twenty-fifth trading day preceding the maturity date.
      Except to the extent we have irrevocably elected net share settlement upon conversion, if we do not give any notice within the applicable time period as to how we intend to settle, we shall satisfy our conversion obligation only in shares of our common stock (and cash in lieu of fractional shares). If we choose to satisfy any portion of our conversion obligation in cash, we will specify the amount to be satisfied in cash as a percentage of the conversion obligation or a fixed dollar amount. We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle our conversion obligations arising on different trading days in the same manner. That is, we may choose on one trading day to settle in shares of our common stock only and choose on another trading day to settle in cash or a combination of cash and shares of our common stock.
      If we elect to satisfy any portion of our conversion obligation in cash (other than cash in lieu of fractional shares), you may retract your conversion notice at any time during the two trading-day period beginning on the trading day after we have notified the trustee of our method of settlement. We refer to this period as the conversion retraction period. You cannot retract your conversion notice if: (a) we have irrevocably elected net share settlement upon conversion before you delivered your conversion notice; (b) you are converting your notes during the period beginning on the date we have issued a notice of redemption and ending on the related redemption date; or (c) you are converting your notes during the period beginning twenty-five trading days preceding the maturity date and ending one trading day preceding the maturity date, even if we have not otherwise notified you prior to the conversion date of our settlement method election.
      Settlement of our conversion obligation that we have not elected to satisfy partially or entirely in cash will occur in shares of our common stock as soon as practicable after we notify you that we have chosen this method of settlement.
      Settlement of our conversion obligation that we have elected to satisfy partially or entirely in cash will occur on the third trading day following the final trading day of the cash settlement averaging period (as defined below).
      If we elect to satisfy the entire conversion obligation with shares of our common stock, we will deliver to you a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. In addition, we will pay cash for all fractional shares of common stock based on the closing sale price of the common stock on the trading day immediately preceding the conversion date.
      If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

•	a number equal to (A) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (ii) the applicable conversion rate, and

•	The average closing sale price of shares of our common stock during the 20 trading day period beginning on the third trading day after the conversion date (the “cash settlement averaging period”).
      If we elect to satisfy a fixed amount (but not all) of the conversation obligation per $1,000 principal amount of notes in cash, we will deliver to you:
      (x) such fixed amount per $1,000 principal amount of notes (the “cash amount”) and

(y)	a number of shares of our common stock per $1,000 principal amount of notes equal to the sum, for each trading day of the cash settlement averaging period, of the greater of:
           • zero, and
           • a number of shares determined by the following formula:
(closing sale price of our common stock on such trading day x applicable conversion rate) — the cash amount closing sale price of our common stock on such trading day x number of trading days in the cash settlement averaging period
In these cases, we will pay cash for fractional shares of common stock (calculated on an aggregate basis in respect of all the notes you have surrendered for conversion) based on the closing sale price of the common stock on the last trading day of the cash settlement averaging period.
      A “trading day” means (x) if the applicable security is quoted on The Nasdaq National Market, a day on which trades may be made thereon or (y) if the applicable security is listed or admitted for trading on the American Stock Exchange, New York Stock Exchange or another national securities exchange, a day on which the American Stock Exchange, New York Stock Exchange or another national securities exchange is open for business or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Our Right to Irrevocably Elect Net Share Settlement Upon Conversion
      At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted after the date of such election with a combination of cash and shares of our common stock as described above based on a cash amount of $1,000. Such election would be in our sole discretion without the consent of holders of the notes. If we make such election, we will notify the trustee and holders of the notes at their addresses shown in the register of the registrar.

Make Whole Amount and Public Acquirer Change of Control

Make Whole Amount
      If the effective date or anticipated effective date of a transaction (which we refer to in this prospectus as a “make whole change of control”) that (1) constitutes a “change in control” (as set forth under “— Repurchase Upon a Change in Control” and regardless of the exclusions set forth in the sentence immediately following such definition) and (2) pursuant to which (a) our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property and (b) more than 10% of the consideration received in connection with such transaction consists of cash (excluding cash payments for fractional shares of our common stock and cash payments made pursuant to dissenters’ appraisal rights), or of securities or other property that are not, or upon issuance will not be, traded on a national securities exchange or quoted on The Nasdaq National Market occurs on or prior to September 1, 2012, and a holder surrenders its notes for conversion during the period commencing 20 days prior to the anticipated effective date of such transaction and ending 20 days following the actual effective date (which we refer to in this prospectus as the “effective date”) of such transaction, we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of common stock (which we refer to in this prospectus as the “additional shares”), as described below. However, if such make whole change of control is also a “public acquirer change of control,” as described below under “— Public Acquirer Change of Control” then, in lieu of increasing the conversion rate as described above, we may elect to change the conversion right in the manner described below.
      We will mail a notice to holders and issue a press release no later than 25 days prior to such transaction’s anticipated effective date. If such transaction also constitutes a “public acquirer change of control,” our notice will also state whether we elect to modify the conversion rate into acquirer common stock as described below.
      The number of additional shares to be added to the conversion rate will be determined by reference to the table below and is based on the conversion date and the “applicable price” in connection with such transaction.
      The “applicable price” in connection with a make whole change of control means:

•	If the consideration (excluding cash payment for fractional share or pursuant to statutory appraisal rights) paid to holders of our common stock in connection with such transaction consists exclusively of cash, the amount of such cash per share of our common stock; and

•	In all other cases, the average of the closing sale prices per share of our common stock for the five consecutive trading days immediately preceding the related conversion date.
      The stock prices set forth in the first row of the table below (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the applicable prices in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate in effect immediately prior to the adjustment giving rise to the applicable price adjustment and the denominator of which is the conversion rate as so adjusted. The increase of the additional shares to the conversion rate will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

      The following table sets forth the applicable price and number of additional shares to be added to the conversion rate per $1,000 principal amount of notes:

	Applicable Price

Conversion Date	$11.53	$13.00	$15.00	$17.00	$19.00	$30.00	$40.00	$50.00	$100.00

August 30, 2005	22.5285	18.2408	13.8162	10.8588	8.8033	3.9931	2.5642	1.8310	0.0000
September 1, 2006	22.1535	17.1996	12.6723	9.7165	7.7141	3.3173	2.1213	1.5205	0.0000
September 1, 2007	21.1631	15.9473	11.2824	8.3332	6.4077	2.5577	1.6358	1.1807	0.0000
September 1, 2008	20.0237	14.4205	9.5518	6.6196	4.8165	1.7262	1.1180	0.8156	0.0000
September 1, 2009	18.7559	12.4444	7.1822	4.2940	2.7392	0.8441	0.5699	0.4189	0.0000
September 1, 2010	23.2600	13.3653	3.0173	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
September 1, 2011	22.8729	13.0219	2.7197	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
September 1, 2012	22.4857	12.6785	2.4221	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
      The exact applicable price and conversion date may not be set forth in the table above, in which case:

1. if the actual applicable price is between two applicable price amounts in the table or the conversion date is between two dates in the table, the increase in the conversion rate will be determined by straight-line interpolation between the numbers set forth for the higher and lower applicable price amounts, and/or the two dates, based on a 365 day year, as applicable;

2. if the actual applicable price is equal to or in excess of $100.00 per share (subject to adjustment), we will not increase the conversion rate applicable to the converted note; and

3. if the actual applicable price is equal to or less than $11.53 per share (the last bid price of our common stock on the date of this offering memorandum) (subject to adjustment), we will not increase the conversion rate applicable to the converted note.
      Notwithstanding the foregoing, in no event will we increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 86.7303 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”
      Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Public Acquirer Change of Control
      Notwithstanding the foregoing, and in lieu of adjusting the conversion rate as set forth above, in the case of a “public acquirer change of control” (as defined below), we may elect that, from and after the effective date of such public acquirer change of control, the right to convert a note into cash and, if applicable, shares of our common stock will be changed into the right to convert it into cash and, if applicable, shares of “public acquirer common stock” (as described below), based on an initial conversion equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such public acquirer change of control; and

•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day immediately after the effective date of such public acquirer change of control (the “valuation period”), by dividing

(1)	the “acquisition value” per share of our common stock on such trading day, by

(2)	the closing sale price per share of the acquirer common stock on such trading day.
      The “acquisition value” per share is calculated based on the value of the consideration paid per share of our common stock in connection with such public acquirer change of control. Specifically, the

“acquisition value” per share of our common stock on each trading day in the valuation period means the sum of:

•	if any of such consideration consists of cash, 100% of the face amount of such cash consideration per share of our common stock;

•	if any of such consideration consists of shares of acquirer common stock, the product of 100% of the closing sale price of such acquirer common stock on such trading day and the number of shares of acquirer common stock paid per share of our common stock; and

•	if any of such consideration consists of any other securities, assets or property, 100% of the fair market value, on such trading day, of the amount of such security, asset or property paid per share of our common stock, as determined in good faith by our board of directors.
      If we elect to change the conversion rate as described above in connection with a public acquirer change of control, then:

•	such change will apply to all holders from and after the effective date of the public acquirer change of control;

•	our right to elect to settle our conversion obligation in shares of our common stock, cash or a combination of cash and shares of our common stock, as described above under “— Settlement Upon Conversion,” and our right to irrevocably elect net share settlement will be based on the acquirer common stock;

•	the conversion rate will be subject to further adjustments in the manner described under “— Make Whole Amount and Public Acquirer Change of Control” and “— Conversion Rate Adjustments”; and

•	we will not change the conversion right in the manner described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock” below in connection with such public acquirer change of control.
      A “public acquirer change of control” is any make whole change of control where the acquirer, or any entity that it is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors, but in each case other than us, has a class of common stock traded on a national securities exchange or quoted on The Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such make whole change of control; provided that if there is more than one such entity, the relevant entity will be such entity that has the most direct beneficial ownership to such acquirer’s or entity’s capital stock. We refer to such acquirer’s or other entity’s class of common stock which is traded on a national securities exchange or quoted on The Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change in control as the “acquirer common stock.”
      For a discussion of the tax consequences to a holder of changes to the conversion rate of the notes, see “U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Dividends” and “Non-U.S. Holders — Adjustments to Conversion Ratio.”

Conversion Rate Adjustments
      The initial conversion rate will be adjusted for the following events:

(1) the issuance of our common stock as a dividend or distribution to all holders of our common stock, or a subdivision or combination of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0 ×	OS 1 OS 0
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date

CR 1	=	the conversion rate in effect immediately after the record date

OS 0	=	the number of shares of our common stock outstanding at the close of business on the record date

OS 1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such event

(2) the issuance to all holders of our common stock of certain rights or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock; in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0 ×	OS 0 + X OS 0 + Y
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date

CR 1	=	the conversion rate in effect immediately after the record date

OS 0	=	the number of shares of our common stock outstanding at the close of business on the record date

X	=	the total number of shares of our common stock issuable pursuant to such rights

Y	=	the aggregate price payable to exercise such rights divided by the average of the closing sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

However, the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration

(3) the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets (excluding (A) any dividend, distribution or issuance covered by clauses (1) or (2) above or (4) or (5) below) in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0 ×	SP 0 SP 0 - FMV
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date

CR 1	=	the conversion rate in effect immediately after the record date

SP 0	=	the current market price

FMV	=	the fair market value (as determined by our board of directors), on the record date, of the shares of capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of our common stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (3) is one pursuant to which the payment of a dividend or other distribution on our common stock consist of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. securities exchange or quoted on The Nasdaq National Market or the Nasdaq Small Cap Market, then the conversion rate will instead be adjusted based on the following formula:

CR 1 = CR 0 ×	FMV 0 + MP 0 MP 0
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date

CR 1	=	the conversion rate in effect immediately after the record date

FMV 0	=	the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days commencing on and including the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on The Nasdaq National Market or such other national or regional exchange or market on our common stock then listed or quoted

MP 0	=	the average of the closing sale prices of our common stock over the 10 consecutive trading days commencing on and including the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on The Nasdaq National Market or such other national or regional exchange or market on our common stock is then listed or quoted

(4) dividends or other distributions consisting exclusively of cash to all holders of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0 ×	SP 0 SP 0 - C
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date

CR 1	=	the conversion rate in effect immediately after the record date

SP 0	=	the current market price

C	=	the amount in cash per share we distribute to holders of our common stock

(5) we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the current market price per share of our common stock on the trading day next preceding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR 1 = CR 0 ×	FMV + (SP 1 × OS 1 ) OS 0 × SP 1
      where,

CR 0	=	the conversion rate in effect at the close of business on the expiration date

CR 1	=	the conversion rate in effect immediately after the expiration date

FMV	=	the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)

OS 1	=	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased shares

OS 0	=	the number of shares of our common stock outstanding at the expiration time, including any purchased shares

SP 1	=	the average of the closing sale prices of our common stock for the 10 consecutive trading days commencing on the trading day immediately after the expiration date
      In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.
      As used in the conversion rate adjustment formulas described above, “current market price” of our common stock on any day, means the average of the closing sale prices of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.
      As used in the conversion rate adjustment formulas described above, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).
      To the extent that we have a shareholder rights plan (i.e., a poison pill) in effect, upon conversion of the notes into common stock, you will receive, in addition to the cash and, if applicable, common stock due upon conversion, the rights under the rights plan, whether or not the rights have separated from the common stock, prior to any conversion. So long as we comply with the preceding sentence, a distribution of rights pursuant to such a rights plan will not trigger a conversion rate adjustment.

      The indenture does not require us to adjust the conversion rate for any of the transactions described above if we make provision for holders of the notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines to be fair and appropriate.
      No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment; provided that, notwithstanding the foregoing, all such carried forward adjustments shall be made at the time we mail a notice of redemption and thereafter any conversion rate adjustment shall be made without regard to the 1% threshold described in the preceding sentence.
      Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.
      We may from time to time, to the extent permitted by law and subject to applicable rules of The Nasdaq Stock Market, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable, including to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
      As a result of any adjustment of the conversion rate, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in taxable dividend income to the holders of common stock. In addition, non-U.S. holders of notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Dividends” and “— Non-U.S. Holders — Adjustments to Conversion Ratio.”
Recapitalizations, Reclassifications and Changes of Our Common Stock
      In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed, subject to our (or our successor’s) right to deliver, in lieu of the reference property, cash or a combination of cash and reference property, as described under “— Settlement Upon Conversion,” into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (which we refer to in this prospectus as the “reference property”) upon such transaction. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the type and amount of consideration that holders of notes would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election, subject to our (or our successor’s) right to deliver, in lieu of the reference property, cash or a combination of cash and reference property, as described under “— Settlement Upon Conversion.” We agreed in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing. However, if the transaction described above also constitutes a “public acquirer change of control,” then we may in certain circumstances elect to change the conversion right in the manner described under “— Make Whole Amount and Public Acquirer Change of Control” in lieu of changing the conversion right in the manner described in this paragraph. For a discussion of the tax consequences to a holder of changes to the conversion rate of the notes, see “U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Dividends,” and “— Non-U.S. Holders — Adjustments to Conversion Ratio.”
Adjustments of Average Prices
      Whenever any provision of the indenture requires us to calculate an average of closing sale prices over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during the period from which the average is to be calculated.
Redemption by Emdeon
      We may not redeem the notes at our option prior to September 5, 2010. Starting on that date, we may redeem all or any portion of the notes, for cash, at once or over time, upon at least 15 and not more than 60 days’ notice by mail to the holders of the notes. We may redeem the notes at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following cash prices are for notes redeemed during the 12-month period commencing on September 5 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price

2010	100.893%
2011	100.446%
2012 and thereafter	100.000%
      No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.
      We or a third party may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we or a third party purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchaser, be re-issued or resold or may, at our or such third party’s option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.
Repurchase at the Option of Holders
      On September 1, 2012, September 1, 2015 and September 1, 2020, you will have the right, at your option, to require us to repurchase any outstanding notes for which you have properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions. You may submit your notes for repurchase to the paying agent at any time from the opening of business on the date that is 30 business days prior to the repurchase date until the close of business on the fifth business day prior to the repurchase date.
      We will purchase each outstanding note for which such holder has properly delivered and not withdrawn a written repurchase notice at a purchase price equal to 100% of the principal amount of such note, together with accrued and unpaid interest up to, but not including, the repurchase date.
      We will pay the repurchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see “U.S. Federal Income Tax Considerations.”
      On a date not less than 20 business days prior to each repurchase date, we will be required to give notice to all holders at their addresses shown in the register of The Bank of New York, as registrar, and to beneficial owners as required by applicable law, and disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases, stating, among other things, the procedures that holders must follow to require us to repurchase their notes.
      The repurchase notice given by each holder electing to require us to purchase notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the repurchase date and must state:

•	the certificate numbers of the holder’s notes to be delivered for repurchase;

•	the aggregate principal amount of notes to be repurchased; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.
      A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the repurchase date. The notice of withdrawal shall state:

•	the certificate numbers of the notes being withdrawn;

•	the aggregate principal amount of the notes being withdrawn; and

•	the aggregate principal amount, if any, of the notes that remain subject to the repurchase notice.
      In connection with any repurchase offer, we will

•	comply in all material respects with the applicable provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that may then apply;

•	file a Schedule TO, if required, or any other required schedule under the Exchange Act; and

•	otherwise comply with the federal and state securities laws.
      Our obligation to pay the repurchase price for a note as to which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with the necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the note to be paid on the later of the repurchase date or the time of delivery of the note.
      If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. After the note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.
Repurchase Upon a Change in Control
      If a “change in control,” as defined below, occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously repurchased or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date.
      At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock or a combination of cash and our common stock. If we decide to pay all or a portion of the repurchase price with our own common stock, our common stock will be valued at 95% of the average closing sale prices of our common stock for the five consecutive trading days ending on the third trading day prior to the repurchase date. We may only pay the repurchase price in common stock if we satisfy conditions provided in the indenture.

      Within 30 days after the occurrence of a change in control, we are obligated to give each holder of the notes notice of the change in control, which notice must state, among other things, the repurchase right arising as a result of the change in control, the procedures that holders must follow to exercise these rights and whether the purchase price will be paid in cash, our common stock or a combination of cash and our common stock. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a registered holder must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of such holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 30 business days after the date of our notice.
      A “change in control” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

•	any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	we convey, sell, transfer or lease all or substantially all of our assets to another person.
      However, a change in control will not be deemed to have occurred if:

•	the closing sale price of our common stock for any five trading days within the period of ten consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of ten consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those five trading days; or

•	all or substantially all (but in no event less than 90%) of the consideration, excluding cash payments for fractional shares of our common stock and cash payments made pursuant to dissenters’ appraisal rights, in a merger or consolidation otherwise constituting a change in control in the preceding paragraph consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on The Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such consideration.
      For purposes of these provisions:

•	the conversion price is equal to $1,000 divided by the conversion rate;

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	a “person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
      The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with these rules to the extent they apply at that time.
      The definition of change in control includes a phrase relating to the conveyance, sale, transfer or lease of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, sale, transfer or lease of less than all of our assets may be uncertain.

      The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you. For example, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase the amount of our indebtedness or our subsidiaries’ indebtedness, some or all of which could be effectively senior to the notes.
      Although we have the right to repurchase the notes with our common stock, subject to certain conditions, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of the notes seeking to exercise the repurchase right. Moreover, a change in control could cause an event of default under, or be prohibited or limited by, the terms of our other debt. If we were to fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.
Merger or Consolidation, or Conveyance, Transfer or Lease of Properties and Assets
      The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and whose equity securities are listed on a national securities exchange in the United States or authorized for quotation on The Nasdaq National Market (provided, however, that in the case of a transaction where the surviving entity is organized under the laws of a foreign jurisdiction, we may not consummate the transaction without first (1) making provision for the satisfaction of our obligations to repurchase notes following a change in control, if any, (2) amending the terms of the notes to provide that, in the event we are required under the laws of such foreign jurisdiction (or any political subdivision thereof) to withhold or deduct amounts in respect of taxes from payments made to holders on the notes, we will pay, subject to certain standard exceptions, such additional amounts to the holders as may be necessary so that each holder will receive the same amounts it would have received had no such withholding or deduction been required, and (3) obtaining an opinion of tax counsel experienced in such matters to the effect that, under then existing U.S. federal income tax laws, there would be no material adverse tax consequences to holders of the notes resulting from such transaction);

•	such person assumes all our obligations under the notes and the indenture; and

•	we or such successor person shall not immediately thereafter be in default under the indenture.
      Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.
      Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a change in control resulting in an adjustment to the conversion rate as described in “— Conversion Rights — Make Whole Amount and Public Acquirer Change of Control” and permitting each holder to require us to purchase the notes of such holder as described in “— Repurchase Upon a Change in Control.”
Events of Default and Remedies
      The following will be events of default for the notes:

•	default in the payment of the principal amount, redemption price or repurchase price with respect to any note when such amount becomes due and payable;

•	default in the payment of accrued and unpaid interest, if any (including liquidated damages), on the notes for 30 days;

•	failure by us to comply with any of our other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	failure by us to provide notice of a change in control in accordance with the terms of the indenture;

•	default by us or any “significant subsidiary” in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, or premium, if any, on indebtedness for money borrowed, other than non-recourse indebtedness, in the aggregate principal amount then outstanding of $30,000,000 or more, or acceleration of any indebtedness for money borrowed in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded or such default is not cured within 30 business days after notice to us in accordance with the indenture; or

•	certain events of bankruptcy, insolvency or reorganization affecting us or a significant subsidiary.
      A “significant subsidiary” is any “significant subsidiary” of ours as defined in Rule 1-02 of Regulation S-X of the SEC (as such regulation is in effect on the date of issuance of the notes). Our principal “significant subsidiaries” as of the date of this prospectus are Porex Holdings, Inc., WebMD Health Corp., Emdeon Practice Services, Inc. and Emdeon Business Services, Inc.
      If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes then outstanding may declare the principal amount of the notes plus accrued and unpaid interest, if any, on the notes accrued through the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization involving us, the principal amount of the notes plus accrued and unpaid interest, if any, accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.
Modifications of the Indenture
      We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder, no supplemental indenture may:

•	reduce the rate or change the time of payment of interest (including any liquidated damages) on any note;

•	make any note payable in money or securities other than that stated in the note;

•	change the stated maturity of any note;

•	reduce the principal amount, redemption price or repurchase price with respect to any note;

•	make any change that adversely affects the right of a holder to require us to repurchase a note;

•	adversely affect the right to convert, or receive payment with respect to, a note, or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.
      Without the consent of any holder of the notes, we and the trustee may enter into supplemental indentures for any of the following purposes:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•	to add to our covenants for the benefit of holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to make any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act and the qualification of the indenture under the Trust Indenture Act; or

•	to cure any ambiguity, inconsistency or other defect in the indenture.
      No supplemental indenture entered into pursuant to the third, fourth, fifth or sixth bullets of the preceding paragraph may be entered into without the consent of the holders of a majority in principal amount of the notes, if such supplemental indenture may materially and adversely affect the interests of the holders of the notes.
      The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

•	waive any past default under the indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest, if any (including liquidated damages), redemption price or repurchase price or obligation to deliver common shares (or cash or a combination of cash and common shares if we so elect) upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.
Form, Denomination, Transfer, Exchange and Book-Entry Procedures
      The notes will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.
      The notes will be evidenced by one or more global notes, which will be deposited with the trustee, as custodian for the Depository Trust Company, or DTC, and registered in the name of Cede & Co., or Cede, as nominee of DTC. The global note and any notes issued in exchange for the global note will be subject to restrictions on transfer and will bear the legend regarding those restrictions set forth under “Notice to Investors.” Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
      The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or DTC ceases to be a registered clearing agency or ceases doing business or announces an intention to cease doing business; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.
      In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

      So long as the notes are in global form, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot receive notes registered in your name if they are represented by the global note;

•	you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.
      The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.
      Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).
      Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.
      We will make payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of liquidated damages, to Cede &Co., the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.
      We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.
      We will send any redemption notices to Cede & Co. We understand that if less than all the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.
      We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible, after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose account the notes are credited on the record date identified in a listing attached to the omnibus proxy.
      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.
      DTC has advised us that it will take any action permitted to be taken by a holder of the notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.
      DTC has also advised us as follows:

•	DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

•	participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

•	certain participants, or their representatives, together with other entities, own DTC; and

•	indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.
Payment
      We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $2,000,000, we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York.
      Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on February 15 or August 15, whether or not a business day, immediately preceding the relevant interest payment date (each a “regular record date”).
      Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any participants or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
      We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.
      We have initially appointed the trustee as paying agent. We may terminate the appointment of any paying agent and appoint additional or other paying agents. Notice of any termination or appointment and of any change in the office through which any paying agent will act will be given in accordance with “— Notices” below.
      All monies deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, interest, repurchase price or redemption price on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.
No Personal Liability of Directors, Officers, Employees, Incorporators and Shareholders
      No director, officer, employee, incorporator or shareholder of ours, as such, shall have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.
Reports to Trustee
      We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders. We will also furnish the trustee with a certificate following the end of each fiscal year as to whether any default or event of default exists under the Indenture.
Registration Rights
      In connection with the private placement of the notes on August 30, 2005, we entered into a registration rights agreement with the initial purchaser of the notes. In the registration rights agreement, we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, commonly referred to as the registrable securities, at our expense to use our reasonable best efforts to keep effective the shelf registration statement of which this prospectus is a part until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of Emdeon; or (iii) two years after the effective date of the shelf registration statement of which this prospectus is a part.
      We are permitted to suspend the use of the prospectus that is part of this shelf registration statement in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 12-month period. We will provide to each holder of registrable securities that has delivered to us a properly completed notice and questionnaire described below copies of the prospectus that is a part of the shelf registration statement, notify such holders when the shelf registration statement has been filed with the SEC and when such shelf registration statement has become effective and take certain other actions required to permit such holders to publicly resell their registrable securities.
      We may, upon written notice to all holders of notes, postpone having the shelf registration statement declared effective for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole.

      Notwithstanding any such postponement, additional interest, referred to as “liquidated damages,” will accrue on the notes if either of the following registration defaults occurs:

•	on or prior to the 120th day following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC; or

•	on or prior to the 180th day following the date the notes were originally issued, the shelf registration statement is not declared effective.
      In addition, liquidated damages will accrue on any notes (but not shares of common stock issued upon conversion of the notes) which are then registrable securities if:

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 45 days, whether or not consecutive, during any 90-day period; or

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.
      In any of the above cases, during such times as we are obligated to keep a shelf registration statement effective, liquidated damages will accrue on any notes (but not shares issued on conversion of the notes) which are then registrable securities, and whose holders have timely provided to us the required selling security holder information for inclusion in the prospectus related to the shelf registration statement, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date following the date on which the liquidated damages began to accrue. We will pay liquidated damages, if any, in cash to the persons in whose name the note is registered at the close of business on February 15 or August 15, whether or not a business day, immediately preceding the relevant interest payment date.
      The rates at which liquidated damages will accrue will be as follows:

•	0.25% of the principal amount per annum to and including the 90th day after the registration default; and

•	0.5% of the principal amount per annum from and after the 91st day after the registration default.
      A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	will be required to be named as a selling security holder in the related prospectus;

•	may be required to deliver a prospectus to purchasers;

•	may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.
      No holder of registrable securities will be entitled:

•	to be named as a selling security holder in a shelf registration statement as of the date the shelf registration statement is declared effective; or

•	to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time, unless such holder has returned a completed and signed notice and questionnaire, in the form provided in Annex A hereto, to us.

      Holders are required to complete and deliver the signed notice and questionnaire at least five business days prior to the effective date of the shelf registration statement to be named as selling security holders in the prospectus at the time of effectiveness. Beneficial owners of registrable securities who have not returned a notice and questionnaire prior to the time the shelf registration is declared effective may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire, we will include the registrable securities covered thereby in a shelf registration statement.
      We have agreed to use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on The Nasdaq National Market. However, if the common stock is not then quoted on The Nasdaq National Market, we will use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then primarily traded, upon effectiveness of the shelf registration statement.
      This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.
Notices
      Notice to holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.
      Notice of a redemption of notes will be given not less than 15 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.
Replacement of Notes
      We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.
Governing Law
      The indenture, the notes, and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York, United States of America.
The Trustee
      The Bank of New York is the trustee, security registrar, paying agent and the conversion agent.
      If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.
      The Bank of New York also serves as trustee under the indenture governing our 1.75% Convertible Subordinated Notes due 2023. The Bank of New York may in the future engage in other commercial banking transactions with us. The trustee will be permitted to engage in such other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK
      The following summary of certain provisions of our common stock and preferred stock is not complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are available to investors upon request.
General
      Our authorized capital stock consists of 900,000,000 shares of common stock, par value $0.0001 per share, 4,999,000 shares of preferred stock, par value $0.0001 per share, and 10,000 shares of convertible redeemable exchangeable preferred stock, par value $0.0001 per share. As of December 9, 2005, there were 345,005,627 shares of our common stock outstanding, 10,000 shares of the series of convertible redeemable exchangeable preferred stock designated Convertible Redeemable Exchangeable Preferred Stock were outstanding, and no shares of preferred stock were outstanding.
Common Stock
      Issued and outstanding shares of our common stock are fully paid and nonassessable upon payment. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as our Board of Directors may from time to time determine. We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Shares of our common stock are not convertible and holders have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of Emdeon, the holders of our common stock are entitled to receive pro rata those of our assets that are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including election of directors. There is no cumulative voting in the election of directors.
Preferred Stock

In General
      Our Board of Directors is authorized to issue preferred stock and to determine its rights, preferences and privileges. While providing flexibility in connection with possible financings, acquisitions and other corporate purposes, the issuance of preferred stock by us could adversely affect the voting power of the holders of our common stock. In addition, we could issue preferred stock as a means of discouraging, delaying or preventing a change in control.

Convertible Redeemable Exchangeable Preferred Stock
      There are 10,000 shares of Convertible Redeemable Exchangeable Preferred Stock outstanding, which were issued in a private transaction to CalPERS/PCG Corporate Partners, LLC (“CalPERS/PCG Corporate Partners”). As of the date of this prospectus, CalPERS/PCG Corporate Partners continues to own all outstanding shares of the Convertible Redeemable Exchangeable Preferred Stock. CalPERS/PCG Corporate Partners is a private equity fund managed by the Pacific Corporate Group and principally backed by California Public Employees’ Retirement System, or CalPERS.
      The Convertible Redeemable Exchangeable Preferred Stock has a liquidation preference of $100 million in the aggregate and is convertible into 10,638,297 shares of our common stock in the aggregate, representing a conversion price of $9.40 per share of common stock. We may not redeem the Convertible Redeemable Exchangeable Preferred Stock prior to March 2007. After March 2007, we may redeem any portion of the Convertible Redeemable Exchangeable Preferred Stock at 105% of its liquidation preference, but we may not redeem any portion of the Convertible Redeemable Exchangeable Preferred Stock before March 2008 unless the average closing sale prices of our common stock is at least $13.16 per share, subject to adjustment. We are required to redeem the Convertible Redeemable

Exchangeable Preferred Stock that is outstanding in March 2012 at a redemption price equal to the liquidation preference of the Convertible Redeemable Exchangeable Preferred Stock, which we may pay in cash or, at our option, in shares of our common stock.
      If the average closing sales price of our common stock during the three-month period ended on the fourth anniversary of the issuance date is less than $7.50 per share, holders of the Convertible Redeemable Exchangeable Preferred Stock will have a right to exchange the Convertible Redeemable Exchangeable Preferred Stock into our 10% subordinated notes due March 2010 (which we refer to in this Prospectus as the “10% notes”). The 10% notes may be redeemed, in whole or in part, at any time after March 2010 at our option at a price equal to 105% of the principal amount of the 10% notes being redeemed.
      The Convertible Redeemable Exchangeable Preferred Stock ranks, with respect to distribution of assets upon liquidation, dissolution or winding up, whether voluntary or involuntary, senior to all of our common stock. The Convertible Redeemable Exchangeable Preferred Stock pays no annual dividend and shares in any dividends paid on our common stock on an as-converted basis. So long as the Convertible Redeemable Exchangeable Preferred Stock remains outstanding, we are required to pay to CalPERS/PCG Corporate Partners, on a quarterly basis, an aggregate annual fee of 0.35% of the face amount of the outstanding Convertible Redeemable Exchangeable Preferred Stock.
      Holders of the shares of the Convertible Redeemable Exchangeable Preferred Stock have the right to vote together with holders of our common stock on an as-converted basis, on matters that are put to a vote of holders of our common stock. In addition, we cannot issue any additional shares of the Convertible Redeemable Exchangeable Preferred Stock or create any other class or series of capital stock or series of capital stock that ranks senior to or on a parity with the Convertible Redeemable Exchangeable Preferred Stock without the prior approval of holders of 75% of the Convertible Redeemable Exchangeable Preferred Stock then outstanding, voting as a separate class.
Warrants
      As of September 30, 2005, warrants to purchase 5,560,038 shares of our common stock were outstanding at exercise prices ranging from $0.67 to $38.13 per share, with a weighted average exercise price of $13.02 per share. All of these outstanding warrants were vested and exercisable as of September 30, 2005.
Anti-Takeover Provisions
      Certain provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Such provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. These provisions of Delaware law and the certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of us, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
Delaware Takeover Statute
      We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Emdeon and, accordingly, may discourage attempts to acquire us.
Certificate of Incorporation and Bylaws
      Board Authority to Issue Preferred Stock Without Stockholder Approval. Our Board of Directors is authorized to issue preferred stock having a preference as to dividends or liquidation over the common stock without stockholder approval. However, our Board of Directors cannot issue any additional shares of the Convertible Redeemable Exchangeable Preferred Stock or create any other class or series of capital stock or series of capital stock that ranks on a parity with the Convertible Redeemable Exchangeable Preferred Stock without the prior approval of holders of 75% of the Convertible Redeemable Exchangeable Preferred Stock then outstanding, voting as a separate class.
      Staggered Board; Ability of Board to Change Size of Board. Our Board of Directors consists of nine members. Our bylaws provide that this number may be changed by a resolution adopted by our Board of Directors. Directors are divided into three classes. Each year the directors’ positions in one of the three classes are subject to election so that it would take three years to replace the entire board and two years to replace a majority of the board, absent resignation or premature expiration of a director’s term, which may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of Emdeon.
      Filling of Board Vacancies; Removals. Any vacancies on the Board of Directors resulting from death, resignation, disqualification or removal shall, unless the Board of Directors determines by resolution that any such vacancies shall be filled by stockholders, be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor is elected and qualified. A director may be removed, only with cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
      Stockholder Action Instead of Meeting by Unanimous Written Consent. Our certificate of incorporation provides that any action to be taken by our stockholders must be effected at an annual or special stockholder meeting and may not be taken by written consent.
      Calling Special Meetings. Our bylaws provide that special meetings of our stockholders may be called by a majority of the members of our Board of Directors, by the chairman of our Board of Directors or by our chief executive officer.
      Stockholder Proposals and Nominations. Our bylaws require advance written notice by a stockholder of a proposal that such stockholder desires to present at an annual meeting or of a nomination of a person for election to our Board of Directors at an annual or special meeting. These provisions will delay consideration of a stockholder proposal or nomination until the next annual meeting unless a special meeting is called by our Board of Directors.
      Generally, we must receive a stockholder’s notice of a proposal to be considered at an annual meeting not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, however, we must receive the notice not later than the close of business on the tenth day following the earlier of the day on which notice of the annual meeting is mailed and the day on which we publicly announce the date of the annual meeting. No business other than that stated in the notice may be transacted at any special meeting.
      Generally, we must receive a stockholder’s notice of a nomination for director to be considered at an annual meeting not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, however, we must receive the notice not later than the close of business on the tenth day following the earlier of the day on which notice of the annual meeting is mailed and the day on which we publicly announce the date of the annual meeting. We must receive a stockholder’s notice of a nomination for director to be considered at a special meeting not later than the close of business on the tenth day following the earlier of the day on which notice of the special meeting is mailed and the day on which we publicly announce the date of the special meeting.
      Bylaw Amendments. Our bylaws may be amended or repealed, and new bylaws made, by the affirmative vote of the holders of a majority of the total voting power of all classes of outstanding capital stock voting thereon as a single class or by our Board of Directors.
      Limitations on Liability and Indemnification of Officers and Directors. Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We generally enter into separate indemnification agreements with our directors and executive officers implementing such indemnification and providing similar protection even if our certificate of incorporation or bylaws are subsequently amended.
Transfer Agent and Registrar
      American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.
Listing
      Our common stock has traded on The Nasdaq National Market under the symbol “HLTH” since February 11, 1999.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
      TO COMPLY WITH U.S. TREASURY REGULATIONS, WE ADVISE YOU THAT ANY U.S. FEDERAL TAX ADVICE INCLUDED IN THIS COMMUNICATION (1) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, TO AVOID ANY U.S. FEDERAL TAX PENALTIES, AND (2) WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTER ADDRESSED BY THIS COMMUNICATION. ANY TAXPAYER RECEIVING THIS COMMUNICATION SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES.
General
      This is a summary of certain U.S. federal income tax consequences relevant to a holder of notes. All references to “holders” (including U.S. Holders and Non-U.S. Holders) are to beneficial owners of notes. The discussion applies only to notes held as capital assets and does not purport to deal with persons in special tax situations, including, for example, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, or persons holding notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” or risk-reduction transaction for tax purposes.
      Except where specifically indicated below, this discussion also does not address all of the tax consequences that may be relevant to a holder. In particular, it does not address:

•	the U.S. federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of notes;

•	the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of notes;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of notes; or

•	any U.S. federal, state, local or foreign tax consequences of owning or disposing of the common stock.
      Persons considering the acquisition of notes should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. No statutory, regulatory, administrative or judicial authority directly addresses the treatment of the notes for U.S. federal income tax purposes, although a published ruling from the Internal Revenue Service (which we refer to as the IRS) on the treatment of notes similar to the notes offered hereby is consistent with the treatment described herein. No rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below. As a result, there is a possibility that the IRS will disagree with the tax characterizations and the tax consequences described below.
      For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is:

•	a citizen or resident alien individual of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
      A “Non-U.S. Holder” is a beneficial owner of a note that is not a U.S. Holder. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisors.
      We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.
Classification of the Notes
      We have been advised by our counsel, Shearman & Sterling LLP, that the notes will be treated as indebtedness for U.S. federal income tax purposes and that the notes will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations). Moreover, pursuant to the terms of the indenture, we and each holder of notes agreed, for U.S. federal income tax purposes, to treat the notes as debt instruments that are subject to the CPDI regulations.
U.S. Holders
      The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder.

Accrual of Interest on the Notes
      Pursuant to the CPDI regulations, a U.S. Holder will be required to accrue interest income on a note, in the amounts described below for each taxable year the U.S. Holder holds a note, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders may be required to include interest in taxable income in each year in excess of any interest payments (whether fixed or contingent) actually received in that year. The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes. The amount required to be accrued equals the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year on which the U.S. Holder holds the note, adjusted if necessary as described below. In general, the daily portion is (1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, divided by (2) the number of days in the accrual period.
      The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the notes. The term “comparable yield” means the annual yield we would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We determined that the comparable yield for the notes is an annual rate of 6.8%, compounded semiannually. The specific yield, however, is not entirely clear. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield which we determined.

      The CPDI regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the notes. The payments set forth on the projected payment schedule must produce a total return on the notes equal to the comparable yield. The projected payment schedule includes both fixed coupon payments and estimated payments of contingent interest, as well as an estimate for a payment at maturity taking into account the fair market value of the common stock that might be paid upon a conversion of the notes.
      Pursuant to the terms of the indenture, each holder of notes agreed to use the comparable yield and the schedule of projected payments as described above in determining its interest accruals, and the adjustments thereto described below, in respect of the notes. This comparable yield and the schedule of projected payments are set forth in the indenture. You may also obtain the projected payment schedule by submitting a written request for such information to the address set forth under “Where You Can Find More Information.”
      The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a holder’s interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.
      Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.
      We may be required to make payments of liquidated damages if we do not comply with certain covenants set forth in the registration rights agreement, as described in more detail under “Description of Notes — Registration Rights.” We intend to take the position for U.S. federal income tax purposes that any payments of liquidated damages should be taxable to U.S. Holders as additional ordinary income when received or accrued, in accordance with their method of tax accounting. If we do not comply with certain covenants set forth in the registration rights agreement, U.S. Holders should consult their tax advisors concerning the appropriate tax treatment of the payment of liquidated damages with respect to the notes.

Adjustments to Interest Accruals on the Notes
      If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year include the fair market value of our common stock received in that year.
      If a U.S. Holder receives in a taxable year actual payments with respect to the notes that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amount described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange or retirement of the notes.
      If a U.S. Holder were to purchase a note at a discount or premium to the adjusted issue price, the discount would be treated as a positive adjustment under the contingent debt regulations and the premium would be treated as a negative adjustment under the contingent debt regulations. The U.S. Holder must reasonably allocate the adjustment over the remaining term of the note by reference to the accruals of original issue discount at the comparable yield or to the projected payments. For this purpose, it may be reasonable to allocate the adjustment over the remaining term of the note pro rata with the accruals of original issue discount at the comparable yield. U.S. Holders should consult their own tax advisors regarding these allocations.

Sale, Conversion, Repurchase, Exchange or Redemption
      Upon the sale, conversion, repurchase by us at the option of a holder, exchange of a note, or redemption of a note, a U.S. Holder generally will recognize gain or loss. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes include the receipt of stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of our common stock by a U.S. Holder upon the conversion of a note, or upon the repurchase of a note where we elect to pay in common stock, as a payment under the CPDI regulations. As described above, holders agreed to be bound by our determination of the comparable yield and the schedule of projected payments.
      The amount of gain or loss on a taxable sale, conversion, repurchase by us at the option of a holder, exchange or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our common stock received, and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the note (without regard to the actual amount paid). Gain recognized upon a sale, conversion, repurchase, exchange or redemption of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in gross income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations under the Code.
      A U.S. Holder’s tax basis in our common stock received upon a conversion of a note or upon a U.S. Holder’s exercise of a put right that we elect to pay in common stock will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion or redemption.

Constructive Dividends
      If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the antidilution provisions of the notes, the conversion rate of the notes is increased, such increase might be deemed to be the payment of a taxable dividend to holders of the notes. For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of a cash dividend could result in deemed dividend treatment to holders of the notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not. Any such deemed dividend would not be eligible for the preferential rates of U.S. federal income tax applicable to “qualified dividend income” of certain non-corporate U.S. Holders.
      Since under the notes there are increases in the conversion rate in the case of cash dividends to stockholders, these adjustments might result in deemed dividends to U.S. Holders as described above, or, because the notes are subject to the CPDI regulations, such adjustments might result in income upon conversion or earlier at the time of such adjustment.

Backup Withholding Tax and Information Reporting
      Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of dispositions of, the notes may be subject to information reporting and U.S. federal backup withholding tax if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability.

Non-U.S. Holders
      The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder.
      Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to the Notes
      All payments on the notes to a Non-U.S. Holder, including payments of contingent interest, a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income or withholding tax, provided that:

(i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest;

(ii) the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements;

(iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, are not attributable to a United States permanent establishment);

(iv) our common stock continues to be actively traded, within the meaning of section 871(h)(4)(C)(v)(1) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NASDAQ); and

(v) we are not, and have not been within the relevant period specified in section 897(c)(1) of the Code, a United States real property holding corporation (“USRPHC”) within the meaning of section 897(c)(2) of the Code.
      We do not believe that we currently are a USRPHC. In the event that we were to become a USRPHC, income or gain derived by a Non-U.S. Holder in respect of the notes nevertheless would not be subject to the special tax rules applicable to ownership interests in USRPHCs as long as the Non-U.S. Holder did not own (including through ownership of the notes) a greater than 5% interest in our common stock, and shares of our common stock were regularly traded on an established securities market such as NASDAQ. No assurances can be given that we will not become a USRPHC, or that our common stock will remain regularly traded on NASDAQ.
      If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on interest, constructive dividends and any gain realized on the sale, exchange, conversion, repurchase or redemption of the notes in the same manner as if it were a U.S. Holder. In lieu of IRS Form W-8BEN described above, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Adjustments to Conversion Ratio
      A Non-U.S. Holder may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty on income attributable to an adjustment to the conversion rate of the notes.

Backup Withholding Tax and Information Reporting
      In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the notes if the Non-U.S. Holder has provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives that statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

PLAN OF DISTRIBUTION
      We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling security holder; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holder or the purchasers of the notes and the underlying common stock.
      The selling security holder and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by selling security holder and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holder were deemed to be underwriters, the selling security holder may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
      If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling security holder will be responsible for underwriting discounts or commissions or agent’s commissions. The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.
      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.
      In connection with the sales of the notes and the underlying common stock or otherwise, the selling security holder may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling security holder may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that, in turn, may sell the notes and the underlying common stock.
      To our knowledge, there are currently no plans, arrangements or understandings between any selling security holder and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling security holder. Selling security holders may decide not to sell all or a portion of the notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling security holder may transfer, devise or give the notes and the underlying common stock by other means not described in this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.
      Our common stock is listed on the Nasdaq National Market under the symbol “HLTH.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. The notes originally issued in the private placement are eligible for trading on The Portalsm Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The Portalsm Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.
      The selling security holders and any other persons participating in the distribution of the notes or underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling security holders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability to engage in market-making activities with respect to the notes and the underlying common stock.
      Under the registration rights agreement that has been filed as an exhibit to this registration statement, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement of which this prospectus is a part, (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the notes held by non-affiliates of Emdeon or (iii) two years after the effective date of the shelf registration statement of which this prospectus is a part.
      We are permitted to suspend the use of this prospectus in connection with the sale of securities pursuant to this prospectus under certain circumstances and subject to certain conditions for a period not to exceed a total of 45 days in any 90-day period or a total of 90 days in any 12-month period. During the time periods when the use of this prospectus is suspended, each selling security holder has agreed not to sell notes or shares of common stock issuable upon conversion of the notes. We also agreed to pay liquidated damages to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for periods in excess of those permitted.
      Under the registration rights agreement, we and the selling security holders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.
      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS
      Shearman & Sterling LLP, New York, New York, counsel to Emdeon, will pass upon the validity of the notes and the shares of common stock issuable upon their conversion. As of September 30, 2005, Shearman & Sterling LLP owned an aggregate of 305,582 Emdeon shares.
EXPERTS
      The consolidated financial statements and schedule of Emdeon Corporation appearing in Emdeon Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Emdeon Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein (which did not include an evaluation of the internal control over financial reporting of VIPS, Inc.), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Ernst & Young LLP’s report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of VIPS, Inc. from (i) the scope of management’s assessment of the effectiveness of internal control over financial reporting and (ii) such firm’s audit of internal control over financial reporting. Such financial statements, schedule and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington D.C. 20549.
      We make available free of charge at www.emdeon.com (in the “About Emdeon” section) copies of materials we file with, or furnish to, the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our Web site is not a part of this offering memorandum.
      You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

INCORPORATION BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings (excluding any information furnished pursuant to Item 2.02, Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any current report on Form 8-K or pursuant to any other applicable SEC rule) made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the filing of this registration statement and (ii) until this offering has been completed.

Our SEC Filings	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2004; filed on March 16, 2005, as amended on May 2, 2005
Quarterly Report on Form 10-Q	Filed on May 10, 2005
Quarterly Report on Form 10-Q	Filed on August 9, 2005
Quarterly Report on Form 10-Q	Filed on November 11, 2005
Current Report on Form 8-K	Filed on March 22, 2005
Current Report on Form 8-K	Filed on April 1, 2005
Current Report on Form 8-K	Filed on April 28, 2005
Current Report on Form 8-K	Filed on May 2, 2005, as amended on June 2, 2005 and June 3, 2005
Current Report on Form 8-K	Filed on May 3, 2005
Current Report on Form 8-K	Filed on May 13, 2005
Current Report on Form 8-K	Filed on July 14, 2005, as amended on July 19, 2005
Current Report on Form 8-K	Filed on July 27, 2005
Current Report on Form 8-K	Filed on August 4, 2005
Current Report on Form 8-K	Filed on August 5, 2005
Current Report on Form 8-K	Filed on August 30, 2005, as amended on November 9, 2005
Current Report on Form 8-K	Filed on September 30, 2005
Current Report on Form 8-K	Filed on October 19, 2005
Current Report on Form 8-K	Filed on November 3, 2005
Current Report on Form 8-K	Filed on November 17, 2005
Current Report on Form 8-K	Filed on November 18, 2005
Current Report on Form 8-K	Filed on November 23, 2005
Current Report on Form 8-K	Filed on November 28, 2005
Current Report on Form 8-K	Filed on December 16, 2005
Definitive Proxy Statement	Filed on August 15, 2005
All subsequent documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934	After the date of this offering memorandum and prior to the completion of this offering
      Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this offering memorandum modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.
      You may request a copy of each document incorporated by reference in this prospectus at no cost by writing or calling us at the following address or telephone number:
Emdeon Corporation
669 River Drive, Center 2
Elmwood Park, New Jersey 07407
Tel: (201) 414-2002
Attn: Investor Relations
      Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.
      The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The following table sets forth the estimated expenses in connection with the offering described in this registration statement. All expenses, except the SEC registration fee, are estimated.

Securities and Exchange Commission registration fee	$32,100
Printing	$20,000
Legal fees and expenses	$100,000
Accountants’ fees	$30,000
Miscellaneous expenses	$10,000

Total	$192,100

Item 15.	Indemnification of Directors and Officers.
      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
      Our certificate of incorporation and by-laws provide that we shall, to the maximum extent permitted under Delaware law, indemnify any director or officer of the corporation who is or was made a party to any action or proceeding by reason of the fact that he or she is or was an agent of the corporation, against liability incurred in connection with such action or proceeding. We have entered into agreements with our directors, executive officers and some of our other officers implementing such indemnification and setting forth certain procedures that will apply in the event of a claim for indemnification or for advancement of expenses thereunder. In addition, our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the liability of directors for monetary damages for breach of fiduciary duty. We may also purchase and maintain insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers.

Item 16.	Exhibits
      The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
      Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
      (A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
      (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
      That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Elmwood Park, New Jersey.

EMDEON CORPORATION

By:	/s/ Andrew C. Corbin

Name: Andrew C. Corbin

Title:	Executive Vice President and

Chief Financial Officer
Power of Attorney
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew C. Corbin, Lewis H. Leicher and Charles A. Mele as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign and file (1) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, (2) any and all prospectus supplements to this Registration Statement, with all exhibits thereto, and other documents in connection therewith and (3) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, agent or their substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin M. Cameron Kevin M. Cameron	Chief Executive Officer (Principal executive officer) and Director	December 19, 2005

/s/ Andrew C. Corbin Andrew C. Corbin	Executive Vice President and Chief Financial Officer (Principal financial and accounting officer)	December 19, 2005

/s/ Mark J. Adler, M.D. Mark J. Adler, M.D.	Director	December 19, 2005

/s/ Paul A. Brooke Paul A. Brooke	Director	December 19, 2005

Signature	Title	Date

/s/ Neil F. Dimick Neil F. Dimick	Director	December 19, 2005

/s/ James V. Manning James V. Manning	Director	December 19, 2005

/s/ Herman Sarkowsky Herman Sarkowsky	Director	December 19, 2005

/s/ Joseph E. Smith Joseph E. Smith	Director	December 19, 2005

/s/ Martin J. Wygod Martin J. Wygod	Director	December 19, 2005

EXHIBIT INDEX

Exhibit
No.

4.1	Indenture between Emdeon Corporation (f/k/a WebMD Corporation) and The Bank of New York, dated as of August 30, 2005 (incorporated by reference to Exhibit 4.1 to Emdeon Corporation’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 9, 2005)
4.2	Registration Rights Agreement between Emdeon Corporation (f/k/a WebMD Corporation) and The Bank of New York, dated as of August 30, 2005 (incorporated by reference to Exhibit 4.2 to Emdeon Corporation’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 9, 2005)
4.3	Form of 3 1/8 Convertible Note due September 1, 2025 (included in Exhibit 4.1)
4.4	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to Emdeon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000)
5.1	Opinion of Shearman & Sterling LLP
12.1	Computation of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP
23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature pages to this registration statement)
25	Statement of Eligibility of Trustee on Form T-1